Exhibit 10.2

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of March 18, 2014 (this “Agreement”), by and among, Combustion Components Associates, Inc., a Connecticut corporation (“Seller”), R. Gifford Broderick, the sole owner of the capital stock of Seller (the “Shareholder”), and Peerless Mfg. Co., a Texas corporation (“Buyer”). Seller, Buyer and the Shareholder are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

A. Seller is engaged in the business of engineering, designing, manufacturing and installing low emission combustion systems and emission control technologies for stationary utility and industrial boilers and other stationary sources (such business, as currently operated by Seller, the “Business”);

B. Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and accept from Seller, the Purchased Assets (as hereafter defined) free and clear of any and all Encumbrances, except the Permitted Encumbrances (as hereafter defined); and

C. The Shareholder has agreed to cause Seller to sell to Buyer the Purchased Assets.

Accordingly, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. In addition to the terms defined elsewhere herein, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract, as trustee or executor, or otherwise. For the avoidance of doubt, an Affiliate of a Person does not include an employee or independent contractor of such Person.

“Ancillary Agreements” means the Assignment Agreements, the Bill of Sale, the Severance Agreement, the Escrow Agreement, and the Intellectual Property Assignment Agreement.

“Assumed Environmental Liabilities” means the Environmental Liabilities relating to the Leased Real Property.

“Assumed IP WIP Liabilities” means the portion of any Losses arising from any actual or alleged infringement or violation of the Intellectual Property of any Person occurring after the Closing with respect to a Pre-Closing Product in an amount equal to (a) the aggregate of such Losses multiplied by (b) the difference of (i) one hundred percent (100%) minus (ii) the percentage of completion corresponding to such Pre-Closing Product as set forth on the Percentage Complete Schedule.

“Business Day” means any day other than a Saturday, Sunday or any day that the Federal Reserve Bank of Dallas, Texas is closed.

“Buyer’s Warranty Work Costs” means, with respect to any Warranty Work, Buyer’s cost of labor (including pro-rata costs of employee benefits and Buyer’s portion of employment Taxes) plus direct costs of all materials incurred in connection with such Warranty Work, reduced by the amount of any insurance proceeds or other amounts recovered from third parties with respect to such Warranty Work.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and all rules and regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as provided for by 40 C.F.R. § 300.5, as amended, and all rules and regulations promulgated thereunder.

“Closing” means the consummation of the purchase and sale of the Purchased Assets as contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means, with respect to a Person, any information concerning the businesses and affairs of such Person, including any trade secrets or confidential business or technical information of such Person or its products, customers, licensees, suppliers or development or alliance partners or vendors, regardless of when or how such Person may have acquired such information, product development methods and business techniques, work plans, formulas, test results and information, applications, algorithms, technical information, manufacturing information, design information, cost or pricing information, know-how, technology, prototypes, ideas, inventions, improvements, training, sales volume, service and business manuals, unpublished promotional materials, development partnerships and other alliances, customer lists, prospective customer lists and other business information, materials and property; provided, however, that such Confidential Information will not include information that (i) has become generally available and publicly known through no wrongful act or breach of any obligation of confidentiality by any of the Parties or any of their Affiliates or any of their respective employees, officers, directors, representatives or agents or (ii) was approved in writing for release by the disclosing Party.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Seller and Buyer, dated as of June 13, 2013 and amended as of February 27, 2014.

“Consent” means any notice to, any filing, registration, designation or declaration with, or any authorization, action, consent, Order, writ, Permit, exemption, waiver or approval of any Government Entity or other Person.

“Contracts” means all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses, franchises, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, deeds of trust, security interests, conveyances to secure Debt, notes, deeds, loans, warranties, guarantees, bids, proposals, and other similar arrangements whether written or oral, as amended.

“Debt” means, as of any date of determination, without duplication, all Liabilities and obligations of Seller for or in respect of (a) borrowed money or other interest-bearing indebtedness, (b) leases required to be capitalized in accordance with GAAP, (c) the deferred purchase price of property or services, any conditional sale obligations and any title retention agreement, including any “earnout” or similar payments or any noncompete payments, (d) the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, and (e) any off-balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing. For purposes of this Agreement, Debt includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Debt. For the avoidance of doubt, Debt will not include any accounts payable to any Person.

“Employees” means all persons employed by Seller as of the Closing.

“Encumbrance” means, with respect to any property or asset, any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, usufruct, or deed of trust, hypothecation, assignment, preemptive purchase right, or other adverse claim of any kind in respect of such property or asset.

“Environmental Law” means all Laws, regulations, Orders, codes, licenses, Permits, judgments, decrees, and injunctions concerning pollution or protection of the environment, sanitation, public and worker health and safety, including Laws relating to wetlands, emissions, discharges, Releases, or threatened Releases of Hazardous Materials, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials, substances or wastes, including CERCLA, CERCLIS, the Solid Waste Disposal Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substance Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act and similar federal, state, provincial, municipal or local Laws.

“Environmental Liabilities” means any and all Liabilities or Remedial Actions arising in connection with or in any way relating to the Real Property, the Purchased Assets, the Business or any activities or operations of Seller at any time occurring or conducted at the Real Property, the presence of any Hazardous Materials on, about or under the Real Property or migrating thereto or therefrom, or any Releases or threatened Releases of Hazardous Materials from the Real Property (including any removal and offsite disposal of Hazardous Materials from the Real Property), which arise under or in connection with any applicable Environmental Law, including any and all Liabilities arising in connection with or relating to any investigation, remediation or other response or any Legal Proceeding, including any Legal Proceeding relating to actual, suspected or alleged personal injury, property damages or damages to natural resources.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Compass Bank.

“Escrow Agreement” means that certain Escrow Agreement, to be dated as of the Closing Date, by and among Buyer, the Escrow Agent and Seller, in the form attached hereto as Exhibit B.

“Escrow Amount” means $2,500,000.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement following the deposit of the Escrow Amount by Buyer with the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Entity” means any foreign, federal, state, local or other political subdivision thereof or entity, court, agency, administrative body or other government entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Margin” means the gross sales proceeds from a project less the costs and expenses incurred or paid on the following items in connection with such project: (i) engineering, project management, design/draftsmen, and technician labor, (ii) hardware, materials, and supplies, (iii) freight, (iv) travel-related expenses, (v) third party services, (vi) royalty payments, and (vii) commissions.

“Hazardous Material” or “Hazardous Materials” means any (a) chemical, material or substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances” or any other term or expression intended to define, list, regulate or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) as defined in, the subject of, or that could give rise to Liability under, any Environmental Law, (b) oil, petroleum, petroleum fraction, petroleum additive (including methyl tertiary butyl ether) or petroleum derived substance, (c) flammable substances or explosives, (d) radioactive materials, (e) asbestos or asbestos-containing materials, (f) urea formaldehyde foam insulation, (g) polychlorinated biphenyls, and (h) lead-based paint, including, in each case, any mixture or solution thereof.

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) domestic and foreign patents and patent applications, including all reissues, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations or other pre- or post-grant forms thereof, and any other indicia of ownership of an invention or discovery issued or recognized by any Government Entity (collectively, “Patents”), (b) rights in trade secrets, Confidential Information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries, improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, blueprints, drawings, specifications, designs, roadmaps, software, proposals, technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”), (c) all copyrights, copyrightable works, rights in software, databases and data collections, moral rights, mask works, including all registrations and applications for registration of any of the foregoing, and corresponding or equivalent rights in works of authorship issued or recognized by any Government Entity (collectively, “Copyrights”), (d) all trademarks, service marks, logos, trade dress, trade names and other indicia of source or origin of goods or services issued or recognized by any Government Entity, including all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (collectively, “Trademarks”), (e) all internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (collectively, “Internet Domain Names”), and (f) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world recognized by any Government Entity.

“Intellectual Property Assignment Agreement(s)” means one or more Intellectual Property assignment agreements in the forms attached hereto as Exhibits C1-C3.

“Knowledge of Seller” or any similar phrase means the collective knowledge of those officers of Seller listed on Schedule 1.1(a), who will each be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or matter as of the date of this Agreement, without any inquiry obligation with respect to Section 4.13 and after reasonable inquiry with respect to the other Sections of Article IV.

“Law” means any law, statute, ordinance, rule, regulation, code or Order, enacted, issued, promulgated, enforced or entered by a Government Entity (including CERCLA, CERCLIS, the Code, Environmental Laws and ERISA).

“Legal Proceeding” means any judicial, administrative or arbitration action, suit, proceeding (public, private, civil or criminal), demand, hearing, claim, complaint, dispute, audit or investigation.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, due or to become due, written or oral, whenever or however arising (including, whether arising out of any Law or Contract, or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any and all damages, losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, obligations, Taxes, interest, penalties and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees and reasonable out of pocket disbursements).

“Net Working Capital” means, (a) the accounts receivable of Seller identified on Schedule 2.5(a) to the extent included in the Purchased Assets, minus (b) the accounts payable of Seller identified on Schedule 2.5(a) to the extent included in the Assumed Liabilities.

“Net Working Capital Threshold Amount” means $800,000.

“Open Source Software” means any software that is licensed or distributed under any version of the GNU General Public License, Mozilla Public License, Common Public License or other license endorsed by the Free Software Foundation or that includes terms providing that (a) a licensee of the software is authorized to make modifications to the source code and (b) the licensee is authorized to distribute such modified form or compilation thereof only if subsequent licensees are also authorized to modify such modified form.

“Order” means any judgment, injunction, award, order, ruling, charge, writ or decree (including a consent decree) that is issued by a Government Entity.

“Ordinary Course” or “Ordinary Course of Business” means the ordinary course of the business of Seller, consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Permit” means any permit, license, approval, Order, concession, clearance, registration, certificate, franchise, qualification, Consent or authorization issued by a Government Entity.

“Permitted Encumbrances” means, collectively, (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and not securing any amount that is past due, (b) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves for the periods included in the Financial Statements are reflected or otherwise disclosed in the respective Financial Statements, (c) the rights of any licensors with respect to any licensed property, and (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions affecting real property which do not materially detract from the value of or materially interfere with the current use of such real property and (ii) zoning requirements or restrictions.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“Pre-Closing Product” means any product or service of the Business sold by or on behalf of Seller prior to Closing or in the process of being designed, manufactured, installed or performed by or on behalf of Seller pursuant to a customer Contract or purchase order entered into or issued prior to Closing.

“Real Property” means the Leased Real Property together with all real property previously owned, leased, licensed, subleased, occupied or operated by Seller.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (a) clean up, remove, treat or in any other way address any Hazardous Material, (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material, (c) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (d) correct a condition of noncompliance with any Environmental Law.

“Retained IP WIP Liabilities” means the portion of any Losses arising from any actual or alleged infringement or violation of the Intellectual Property of any Person occurring after the Closing with respect to a Pre-Closing Product in an amount equal to (a) the aggregate of such Losses multiplied by (b) the percentage of completion corresponding to such Pre-Closing Product as set forth on the Percentage Complete Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Seller Material Adverse Effect” means any event, circumstance, change or effect that, individually or when taken with all such other events, circumstances, changes and effects, has or could reasonably be expected to have a material adverse effect on the business, prospects, assets, liabilities, results of operations or financial condition of Seller or the Business, or a material adverse effect on the ability of Seller to perform its obligations under this Agreement or the ability of Seller to consummate the Transaction, but excluding any adverse change, circumstance or effect to the extent resulting from (a) public or industry knowledge of the transactions contemplated by this Agreement (including, without limitation, any action or inaction by Seller’s customers or vendors) or (b) general economic conditions or other conditions generally affecting the industry in which Seller competes.

“Severance Agreement” means the severance agreement, by and between Buyer and Lawrence Berry in the form attached hereto as Exhibit A.

“Subsidiary” means any Person with respect to which any other Person directly or indirectly owns in excess of 50% of the outstanding capital stock or equity.

“Tax Returns” means all reports, returns, declarations, schedules, attachments or statements required to be filed with respect to Taxes including any amendments or supplements thereof.

“Taxes” means (a) all federal, state or local and all foreign taxes, including income, franchise, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, escheat or unclaimed property obligation, duty or similar charge together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any obligation of the types described in clause (a) as a result of being a member of a consolidated, combined, unitary or similar group of companies, and (c) any obligation of the types described in clauses (a) and (b) with respect to another person as a result of Liability as a transferee, by indemnity or otherwise imposed by Law.

“Transaction” means, collectively, the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Warranty Work” means any work required to ensure that the design, installation, performance or operation of any Pre-Closing Product conforms to the requirements of any applicable warranty or reliability or performance guaranty provided by Seller to any initial purchaser of such Pre-Closing Product under a written product warranty, purchase order or other Contract.

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a) any reference to any Contract, instrument or Law is a reference to it as amended and supplemented from time to time (and, in the case of a Law, to any successor provision and as in effect as of the time of measurement, but not including changes in Law subsequent to the date of this Agreement);

(b) any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) is a reference to a calendar day or number of calendar days;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) references herein to any gender include each other gender;

(e) the terms “dollars” and “$” means the lawful currency of the United States;

(f) references herein to any Article, Section, Subsection, Exhibit or Schedule refer to, respectively, Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(g) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(h) wherever any of the words “include”, “includes”, or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation” and is not to be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 1.3 Joint Negotiation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or by virtue of any prior drafts of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchased Assets. Except for the Excluded Assets identified in Section 2.2, at the Closing, Buyer will purchase, acquire and accept from Seller and Seller will sell, transfer, convey, assign and deliver to Buyer, free and clear of any and all Encumbrances (other than Permitted Encumbrances) and subject to the Assumed Liabilities, all of Seller’s rights, title and interest in the assets, properties and rights owned or held by Seller that are used, held for use or useful in connection with, or relating to, the Business, of every nature and description, both tangible and intangible, real or personal, wherever such assets are situated, whether or not reflected on the books and records of Seller, other than the Excluded Assets (collectively, the “Purchased Assets”), including:

(a) all trade and other accounts and notes receivable of Seller in respect of the Business;

(b) all inventory used, held for use or useful in connection with the Business, including all raw materials and supplies, parts, goods-in-process and finished goods (whether in transit, located at Seller’s facilities or located elsewhere), including the inventory described on Schedule 2.1(b) (the “Purchased Inventory”);

(c) all deposits (including customer deposits and security for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Seller in respect of the Business;

(d) all tangible personal property used, held for use or useful in connection with, or relating to, the Business, including all machinery, equipment, tools, tooling, furnishings, desks, chairs, copiers, computers, monitors, network equipment, telephones, other office equipment and vehicles, including those described on Schedule 2.1(d);

(e) all rights of Seller (i) under the Real Property Leases and (ii) in and to all improvements, fixtures and other appurtenances located on or attached to the Leased Real Property;

(f) all rights of Seller to any claims, demands, judgments, suits, actions or causes of action related to the Business, whether known or unknown, and whether arising before or after the Closing Date;

(g) all rights of Seller under those Contracts identified on Schedule 2.1(g) (together with the Real Property Leases, the “Assumed Contracts”), including all claims or causes of action in favor of Seller with respect to the Assumed Contracts;

(h) all Intellectual Property owned by, licensed to, or otherwise in the possession or control of Seller in each case, which are used, held for use or useful in connection with, or relating to, the Purchased Assets or the Business (the “Purchased Intellectual Property”), including the Intellectual Property listed on Schedule 2.1(h);

(i) to the extent assignable or transferable, all Permits, authorizations, certificates and credits granted or issued by Governmental Entities used, held for use or useful in connection with, or relating to, the Purchased Assets or the Business;

(j) all goodwill and other intangible assets of Seller with respect to the Business;

(k) all telephone and facsimile numbers, telephone number listings, and post office boxes relating to the Business;

(l) all representations, warranties and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Seller in connection with, or relating to, the Business;

(m) all property and casualty insurance proceeds, and all rights to property and casualty insurance proceeds, in each case to the extent received or receivable in respect of the Business;

(n) all business records, files, production data, technical documentation, (including design specifications, functional requirements, operating instructions, operating procedures and method masters), equipment maintenance data, accounting records, inventory records, sales data, customer lists, customer files, promotional data, advertising materials (including sales brochures, flyers, pamphlets and web pages), cost and pricing information, business plans, supplier lists, lists of independent contractors, regulatory filings and all other records and data relating to any Purchased Asset or used or useful in connection with the Business, regardless of the data storage medium; and

(o) other than the Excluded Assets, all other assets used, held for use or useful in connection with, or relating to, the Business.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller will retain and not sell, transfer, convey, assign or deliver to Buyer and Buyer will not purchase, acquire or accept from Seller pursuant to this Agreement the following (the “Excluded Assets”):

(a) all minute books, organizational documents, shareholder and member ledgers and such other books and records of Seller as pertain to ownership, organization or existence of Seller;

(b) any business records and files that Seller is required by Law to retain; provided that Buyer will have the right to make copies of any portions of such retained records and files that relate to the Purchased Assets or the Business;

(c) all rights, claims or causes of action of Seller arising under this Agreement or the Ancillary Agreements, or relating to the Excluded Assets or the Retained Liabilities;

(d) all documents primarily relating to proposals to acquire the Business by Persons other than Buyer;

(e) Tax refunds, Tax credits, pre-paid Taxes or estimated Taxes, or any similar Tax benefits of Seller;

(f) all Contracts of Seller which are not Assumed Contracts;

(g) all cash and cash equivalents of Seller;

(h) all confidential personnel records pertaining to any Employee; provided that Buyer will have the right to make copies of any portions of such records pertaining to those Employees who are employed by Buyer or any Affiliate of Buyer after the Closing;

(i) any assets held in relation to any employee benefit or welfare plan or any Contract or policy relating to any such plan;

(j) all refunds of pre-paid insurance premiums;

(k) all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date;

(l) any equity interest in any Subsidiary or any other Person, including Holmes Tool & Engineering, Inc. (“Holmes Tool”); and

(m) the assets set forth on Schedule 2.2(m).

Section 2.3 Assumed and Retained Liabilities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume, and agree to pay, perform and discharge when due, only (i) obligations under the Assumed Contracts (including any Non-assigned Assets) that arise out of or relate to the period of performance from and after the Closing Date; (ii) any Liabilities arising following the Closing in connection with, or relating to, the operation of the Business by Buyer or the use or ownership of any Purchased Assets; (iii) the Assumed IP WIP Liabilities; (iv) the Assumed Environmental Liabilities; and (v) the current liabilities of Seller included in the calculation of the Closing Working Capital (collectively, the “Assumed Liabilities”). Except as otherwise provided in Section 6.14, in no event will the Assumed Liabilities include any Liability attributable to Seller’s action, failure to act, or other claim arising from Seller’s action or inaction occurring prior to the Closing.

(b) Notwithstanding anything to the contrary in this Agreement, Buyer will not assume, or be deemed to have assumed or guaranteed, or otherwise be responsible for, any Liability of Seller or any predecessor-in-interest, of any kind or nature whatsoever other than the Assumed Liabilities. Without limiting the generality or effect of the foregoing, from and after the Closing Date, Seller will continue to be liable for and will pay, perform, or otherwise discharge, as and when the same may become due and payable, all Liabilities and obligations of Seller other than the Assumed Liabilities, including those set forth below (such Liabilities and obligations retained by Seller being referred to herein as the “Retained Liabilities”):

(i) any Liabilities that would be shown on or reflected in the notes to a balance sheet of Seller prepared in accordance with GAAP at the time of Closing, other than as specifically included in the Assumed Liabilities;

(ii) other than the Assumed Environmental Liabilities, any Environmental Liabilities of Seller or its current or former equityholders or arising out of the operation of Seller’s business (including the Business on or prior to the Closing Date);

(iii) any Liabilities arising in connection with, or relating to, Contracts that are not Assumed Contracts;

(iv) any Liabilities arising in connection with, or relating to, any Debt of Seller;

(v) any Liabilities to pay so-called “transaction bonuses” to Edward Bird, Lawrence Berry, James Valentine, and Ravi Krishnan in accordance with the terms and provisions of Transaction Bonus Letters dated as of December 6, 2013 from Seller in favor of each of such individuals and any other Liabilities of Seller for any other bonuses, severance payments, change of control payments or similar obligations arising prior to the Closing or payable as a result of the consummation of the Transaction;

(vi) any Liabilities arising in connection with, or relating to, (A) Taxes of Seller, or any of its predecessors-in-interest, (B) Taxes that relate to the Purchased Assets, the Assumed Liabilities or the Business arising prior to or at the Closing Date, or (C) payments of Taxes of any other Person for which Seller may be liable, whether as a transferee under any Tax allocation, sharing or similar agreement (whether oral or written) of Seller or any of its predecessors-in-interest or otherwise;

(vii) any Liabilities arising in connection with, or relating to, (A) any employee benefit plan of Seller, including any withdrawal Liability under Part I of Subtitle E of Title IV of ERISA for a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA), or the amendment, termination or freeze of any employee benefit plan, (B) any Employee or former employee of Seller or any spouse, child or other dependent or beneficiary of any Employee or former employee of Seller, including Liabilities for wages, salaries, benefits or claims, or (C) the termination of employment by or with Seller of any Employee;

(viii) any Liabilities arising in connection with, or relating to, any pending or threatened Legal Proceeding involving Seller (including the operation of the Business prior to the Closing);

(ix) any Liabilities now due or hereafter arising in connection with the assignment or other transfer, documentation or recording of any of the Purchased Intellectual Property through its complete chain of title into the name of Seller before the assignment thereof to Buyer at Closing, including any Tax Liabilities associated with any such actions;

(x) any Liabilities arising in connection with, or relating to, the operation of the Business, the use or ownership of any Purchased Assets, or events, actions or failures to act occurring, prior to the Closing, including a breach, event of default or indemnity obligation under an Assumed Contract, other than as specifically included in the Assumed Liabilities, including (i) Liabilities arising after Closing with respect to any actual or alleged infringement or violation of the Intellectual Property of any Person occurring prior to the Closing and (ii) the Retained IP WIP Liabilities;

(xi) subject to Section 6.14, any Liabilities arising as a result of any design, installation, performance or operation of any Pre-Closing Product;

(xii) any Liabilities of Seller under, or in connection with the execution, delivery or performance of, this Agreement; and

(xiii) any Liabilities arising in connection with, or relating to the sale, transfer or other disposition of any business segment or other assets (other than the Assumed Liabilities) of Seller (whether previously held, currently held or may be held in the future).

Section 2.4 Purchase Price.

(a) The aggregate consideration for the Purchased Assets will be (i) an amount in cash equal to $8,900,000 (the “Purchase Price”), subject to adjustment as provided in Section 2.5, plus (ii) the Contingent Consideration, if any, and (iii) the assumption of the Assumed Liabilities.

(b) On the Closing Date, Buyer will pay an amount equal to the Purchase Price, minus (i) the Escrow Amount, (ii) Buyer’s cost of each Substitute Bond, and (iii) the outstanding amount of Debt owing to the Persons set forth on Schedule 2.9(i), to Seller, which amount will be paid by wire transfer of immediately available funds into an account designated by Seller in writing not fewer than three Business Days prior to the Closing Date.

(c) On the Closing Date, Buyer will deposit the Escrow Amount by wire transfer of immediately available funds into an interest bearing escrow account to be designated and held by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount will be held in escrow and maintained and disbursed in accordance with Section 9.12 of this Agreement and the Escrow Agreement. The Escrow Amount will be used to secure and satisfy indemnification obligations and reimbursement obligations of Seller and Shareholder under this Agreement following the Closing Date.

(d) On the Closing Date, Buyer will pay on behalf of Seller all Debt to those Persons set forth on Schedule 2.9(i) by wire transfer of immediately available funds in the amounts and to the accounts specified on Schedule 2.9(i).

(e) (i) As soon as practicable, but no later than 90 days after the Closing, Buyer will prepare and deliver, or cause to be prepared and delivered, to Seller a Form 8594 and any required exhibits thereto (the “Allocation Schedule”) allocating the Purchase Price among the Purchased Assets in conformance with Section 1060 of the Code. To the extent consistent with the Code and applicable regulations, the Buyer will prepare the Allocation Schedule in a manner consistent with the preliminary allocations set forth on Exhibit D, with such changes as may be necessary to reflect changes in amounts as of the Closing Date, it being understood that the preliminary allocations were prepared as of an earlier date.

(ii) Within 30 days after Buyer’s delivery of the Allocation Schedule to Seller, Seller may deliver to Buyer a written notice (an “Allocation Schedule Objection”) of any disagreement with the Allocation Schedule, specifying any proposed changes thereto consistent with Section 1060 of the Code. If an Allocation Schedule Objection is not timely delivered, the Allocation Schedule delivered by Buyer will be deemed final.

(iii) If an Allocation Schedule Objection is timely delivered, Buyer and Seller will, during the 30 days following such delivery, use their commercially reasonable efforts to agree on the disputed items or amounts to determine the Allocation Schedule. If the Parties resolve all disputes, the Allocation Schedule, as amended to the extent necessary to reflect the resolution of the dispute, will be conclusive and binding on the Parties. If no such agreement is reached during such 30 day period, then Buyer and Seller, jointly, will engage an independent valuation firm mutually acceptable to Buyer and Seller for the purpose of determining the Allocation Schedule (it being understood that in making such determination, the valuation firm will be functioning as an expert and not as an arbitrator). The valuation firm will deliver to Buyer and Seller, as promptly as practicable (but in any case no later than 45 days from the date of engagement of the valuation firm), a report setting forth such determination and the Allocation Schedule. The decision of the valuation firm will be final and binding on Buyer and Seller. The fees, costs and expenses of the valuation firm’s review and report will be borne by Buyer.

(iv) Buyer and Seller will, and will cause their respective representatives to, cooperate and assist in the preparation of the Allocation Schedule and in the conduct of the review referred to in this Section 2.4(e), including making available to the extent necessary its applicable property, books, records, work papers and personnel.

(v) None of Buyer, Seller or any of their Affiliates will take a position on a Tax Return or otherwise that is inconsistent with the Allocation Schedule as finally determined pursuant to this Section 2.4(e).

Section 2.5 Purchase Price Adjustment.

(a) As soon as practicable after the Closing, but no later than 60 days after, Buyer will prepare and deliver, or cause to be prepared and delivered, to Seller a closing statement and a certificate based on such closing statement setting forth Buyer’s calculation of the Closing Working Capital (the “Closing Statement”). The Closing Statement will present the Net Working Capital as of 12:01 a.m., Central time, on the Closing Date (the “Closing Working Capital”). An example of the calculation of Net Working Capital as of January 31, 2014 is set forth on Schedule 2.5(a).

(b) Within 30 days after Buyer’s delivery of the Closing Statement to Seller, Seller may deliver to Buyer a written notice (a “Closing Statement Objection”) of any disagreement with the Closing Statement, specifying any proposed adjustment thereto (an “Adjustment Request”). Any such Adjustment Request will specify those items or amounts as to which Seller disagrees, and Seller will be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Closing Working Capital delivered pursuant to Section 2.5(a). If the Closing Statement Objection is not timely delivered, the Closing Statement will be deemed final.

(c) If Seller timely delivers to Buyer a Closing Statement Objection pursuant to Section 2.5(b), Buyer and Seller will, during the 30 days following such delivery, use their commercially reasonable efforts to agree on the disputed items or amounts to determine the amount of the Closing Working Capital. If the Parties resolve all disputes, the computation of the Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, will be conclusive and binding on the Parties. If no such agreement is reached during such 30 day period, then Buyer and Seller, jointly, will engage Ernst & Young LLP (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital (it being understood that in making such calculation, the Independent Accountant will be functioning as an expert and not as an arbitrator). In making such calculation, the Independent Accountant will act in good faith and consider only those items or amounts in the Closing Statement and the calculation of the Closing Working Capital as to which Seller has disagreed. The Independent Accountant will deliver to Buyer and Seller, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation. In no event will the amount of the Closing Working Capital be less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.5(a) nor more than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.5(b). During the period in which the Independent Accountant is making its determination, the Independent Accountant may communicate with Buyer and Seller from time to time; provided, however, that neither Seller nor Buyer will have any communication with the Independent Accountant without first offering the other Party a reasonable opportunity to participate in that communication at a time acceptable to Buyer, Seller, and the Independent Accountant. The decision of the Independent Accountant will be final and binding on Buyer and Seller. The fees, costs and expenses of the Independent Accountant’s review and report will be divided equally between Buyer and Seller.

(d) Buyer and Seller will, and will cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Working Capital and in the conduct of the review referred to in this Section 2.5, including making available to the extent necessary its applicable books, records, work papers and personnel.

(e) If Seller timely delivers to Buyer a Closing Statement Objection pursuant to Section 2.5(b) and the Closing Working Capital would be less than the Net Working Capital Threshold Amount if all disputed items or amounts in the Closing Statement Objection were to be resolved in favor of Seller, Seller will pay Buyer the amount of such deficiency within three Business Days after Seller delivers the Closing Statement Objection to Buyer by wire transfer of immediately available funds to the account designated in writing by Buyer.

(f) After the Closing Working Capital is deemed final pursuant to Section 2.5(c), if the Closing Working Capital is less than the Net Working Capital Threshold Amount, Seller will pay Buyer the amount of such deficiency (less any amount paid by Seller to Buyer pursuant to Section 2.5(e)). Any payment pursuant to this Section 2.5(f) will be due no later than three Business Days after the Closing Working Capital is deemed final pursuant to Section 2.5(c), and will be payable by wire transfer of immediately available funds to the account designated in writing by Buyer.

Section 2.6 Contingent Consideration.

(a) Seller will be entitled to receive additional cash consideration if, (i) on or prior to the Closing Date, Seller or (ii) within 270 days from the Closing Date, Buyer, enters into any binding purchase order resulting from any or all of the potential customer projects described on Schedule 2.6(a) (each a “Purchase Order”) which (A) is on terms that are consistent with the Ordinary Course of Business and (B) has a projected Gross Margin as of the date of such Purchase Order or, for any Purchase Order accepted by Seller prior to Closing, as of the Closing Date, in excess of 25%. In such case, subject to Section 2.6(b), Seller will be entitled to an amount equal to 5% of the aggregate consideration received by Buyer after the Closing in connection with each such Purchase Order (collectively, the “Contingent Consideration”).

(b) Any Contingent Consideration with respect to a Purchase Order or a deliverable thereunder will be considered fully earned and payable to Seller within 30 days after Buyer’s actual receipt of each and every corresponding cash payment related to such Purchase Order, without giving effect to any credits, refunds, incentives, or offsets provided to the applicable customer under such Purchase Order.

(c) Seller acknowledges that (i) the provisions of this Section 2.6 are an integral part of the consideration to be received by Seller in respect of the Purchased Assets, (ii) there may be no Contingent Consideration payable pursuant to the provisions of this Section 2.6, (iii) the rights of Seller under this Section 2.6 will not be represented by certificates or other instruments and will not represent an ownership interest in Buyer or any of its Affiliates or Subsidiaries, (iv) the rights of Seller under this Section 2.6 are not transferable, except as provided in Section 10.3, and (v) the rights of Seller to payment of Contingent Consideration will not bear any interest.

(d) Seller acknowledges that Buyer’s operation of the Business may affect the ability to realize any Contingent Consideration, and Buyer will not be obligated to enter into or accept a Purchase Order pursuant this Section 2.6 if, in the reasonable, good faith judgment of Buyer, the Purchase Order (i) will not result in a Gross Margin equal to or greater than 25% or (ii) is not, or would not be, on terms and conditions that are consistent with the Ordinary Course of Business of Seller. Buyer agrees to use its commercially reasonable efforts to perform its obligations under each accepted Purchase Order.

Section 2.7 Closing. The Closing will take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas, at 10:00 a.m., Central time, as promptly as practicable following the date of this Agreement and in any event no later than the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or such other time as Seller and Buyer may mutually agree. The Closing may be conducted remotely by overnight mail, e-mail and/or wire transfer. The “Closing Date” will be the date upon which the Closing occurs.

Section 2.8 Deliveries by Buyer. At the Closing, Buyer will:

(a)	pay the Purchase Price to Seller in accordance with Section 2.4(b);

(b)	deposit the Escrow Amount with the Escrow Agent in accordance with Section 2.4(c);

(c)	pay on behalf of Seller the Debt in accordance with Section 2.4(d); and

(d)	deliver, or cause to be delivered, to Seller and the Shareholder:

(i) counterpart signature to one or more assignment and assumption agreements, in form and substance reasonably acceptable to Buyer and Seller (the “Assignment Agreements”);

(ii) counterpart signature to the Severance Agreement;

(iii) the Escrow Agreement, executed by Buyer and the Escrow Agent;

(iv) the closing certificate contemplated by Section 7.3(c);

(v) a certificate, in a form satisfactory to Seller, of an officer of Buyer dated as of the Closing Date and certifying correct and complete copies of the resolutions of the board of directors of Buyer, approving and authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(vi) evidence satisfactory to Seller and Shareholder that Buyer has caused to be furnished to the customers of the Business listed on Schedule 2.8(d)(vi) performance bonds (in form and substance satisfactory to each such customer) in substitution for the performance bonds listed thereon and previously furnished on behalf of Seller to such customers (each, a “Substitute Bond”); and

(vii) such other documents and instruments necessary to consummate the Transaction upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, will be in form and substance reasonably satisfactory to Seller and the Shareholder.

Section 2.9 Deliveries by Seller and the Shareholder. At the Closing, Seller and the Shareholder will deliver, or cause to be delivered, to Buyer:

(a) one or more bills of sale executed by Seller conveying to Buyer title to the Purchased Assets, in form and substance reasonably acceptable to Buyer and Seller;

(b) Seller’s counterpart signature to the Assignment Agreements;

(c) Lawrence Berry’s counterpart signature to the Severance Agreement;

(d) Seller’s counterpart signature to the Escrow Agreement;

(e) the closing certificate contemplated to Section 7.2(c);

(f) landlord estoppel certificates with respect to, and from the landlord of, the Leased Real Property, in form and substance reasonably acceptable to Buyer;

(g) the Intellectual Property Assignment Agreement(s), executed by Seller;

(h) evidence of the name change of Seller, including any “d/b/a” names or other business aliases or trade names of Seller, to a name that is not confusingly similar to Seller’s name prior to the Closing Date;

(i) pay-off letters, in form and substance reasonably acceptable to Buyer, with respect to the discharge in full of the Debt of Seller to each person listed on Schedule 2.9(i) and any other Person which has an Encumbrance (other than a Permitted Encumbrance) on the Purchased Assets, including any set forth on Schedule 4.11;

(j) evidence, satisfactory to Buyer, of payment and termination of all security interests, Tax Encumbrances or other Encumbrances of any nature with respect to the Purchased Assets (except the Permitted Encumbrances), not already provided for under Section 2.9(i);

(k) a certificate, in a form satisfactory to Buyer, of a duly authorized officer of Seller dated as of the Closing Date, certifying correct and complete copies of the resolutions of the board of directors and the sole shareholder of Seller, approving and authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(l) a certificate addressed to Buyer from a duly authorized officer of Seller confirming that, upon payment by Buyer of the Purchase Price, all Debt outstanding prior to or as of the Closing, including any additional amounts necessary to fully discharge such Debt, shall have been paid in full;

(m) copies of the executed Consents listed on Schedule 2.9(m);

(n) an affidavit that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(o) such other documents and instruments necessary to consummate the Transaction upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, will be in form and substance reasonably satisfactory to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Seller and the Shareholder have provided certain disclosure schedules accompanying this Agreement (the “Disclosure Schedules”, with each reference to a “Schedule” in Article III or Article IV deemed to be a reference to the corresponding section of the Disclosure Schedules), which Disclosure Schedules will be arranged for convenience in individual Schedules corresponding to certain numbered Sections contained in this Agreement. The disclosures on any Schedule will qualify any representation or warranty to the extent that the relevance or applicability of such disclosures to such representation or warranty is reasonably apparent on its face, notwithstanding that a particular representation or warranty may not specifically make a reference or cross-reference to the Schedule. Except as set forth in the Disclosure Schedules, the Shareholder hereby represents and warrants to Buyer as follows:

Section 3.1 Authorization and Enforceability. The execution, delivery and performance of the Shareholder of this Agreement and the Ancillary Agreements to which he is a party, and the consummation of the transactions contemplated hereby and thereby are within the Shareholder’s power and authority. The Agreement has been, and at the Closing the Ancillary Agreement will be, duly executed and delivered by the Shareholder, to the extent he is a party thereto. This Agreement is, and upon execution and delivery at the Closing each of the Ancillary Agreements, to the extent he is a party thereto, will be, a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.2 Consents and Approvals. Except for the Consents set forth on Schedule 3.2, no Consent is required to be obtained by the Shareholder from, or to be given by the Shareholder to, or made by the Shareholder with, any Government Entity or other Person in connection with the execution, delivery and performance by the Shareholder of this Agreement or any of the Ancillary Agreements to which the Shareholder is a party.

Section 3.3 Non-Contravention. The execution, delivery and performance by the Shareholder of this Agreement and the Ancillary Agreements to which the Shareholder is a party, and the consummation of the Transaction, does not and will not (a) conflict with, or result in the breach of, or constitute a default under, any Contract to which the Shareholder is a party or bound, or result in the creation of any Encumbrance upon any of the Purchased Assets or (b) violate any Law to which the Shareholder is subject.

Section 3.4 Finders’ Fees. Except for Persons listed on Schedule 3.4, whose fees will be paid by the Shareholder on or prior to the Closing, there is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of the Shareholder or his Affiliates who might be entitled to any fee or commission from the Shareholder or his Affiliates in connection with the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller and the Shareholder hereby, jointly and severally, represent and warrant to Buyer as follows:

Section 4.1 Organization, Due Authorization and Enforceability.

(a) Seller is duly organized, validly existing and in good standing under the Laws of the State of Connecticut, has all requisite corporate power and authority to own, lease and operate its properties and assets (including the Purchased Assets), and to carry on the Business as currently conducted by such entity and is duly qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of such assets or the conduct of the Business by such entity requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect. The organizational documents of Seller are in full force and effect. The states in which Seller is qualified to do business as a foreign entity are identified on Schedule 4.1(a).

(b) Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(c) The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party. Seller has, in accordance with the relevant provisions of its organizational documents and applicable Laws, obtained the unanimous written consents of its shareholders and board of directors, approving this Agreement, the Ancillary Agreements and the Transaction and such consents have not been amended, rescinded, revoked or otherwise terminated as of the Closing.

(d) This Agreement has been, and at the Closing each of the Ancillary Agreements to which it is a party will be, duly and validly executed by Seller. This Agreement and the Ancillary Agreements to which Seller is a party will constitute, when so executed and delivered, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.2 Consents and Approvals. Except for the Consents set forth on Schedule 4.2, no Consent is required to be obtained by Seller from, or to be given by Seller to, or made by Seller with, any Government Entity or other Person in connection with the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements or the consummation by Seller of the transactions contemplated hereby and thereby, except where the failure to obtain any Consent would not result in a Seller Material Effect.

Section 4.3 Non-Contravention. Except as set forth on Schedule 4.3, the execution, delivery and performance by Seller of this Agreement or any of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate any provision of the organizational documents of Seller, (b) conflict with, or result in the breach of, or constitute a default under, any Contract to which Seller is a party or bound, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets or properties of Seller (including the Purchased Assets), or (c) violate any Law to which Seller is subject, except, with respect to (b) and (c), where the conflict or violation would not result in a Seller Material Adverse Effect.

Section 4.4 Financial Statements.

(a) Seller has made available to Buyer correct and complete copies of (i) the unaudited balance sheets of Seller as of November 30, 2011 and 2012 and the related unaudited statements of income and cash flow for the years then ended and (ii) the internally prepared balance sheet of Seller as of November 30, 2013 ( the “Balance Sheet”) and the related unaudited statements of income and cash flow of Seller for the 12-month period then ended (such financial statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).

(b) The Financial Statements have been prepared in accordance with GAAP, as historically applied by Seller, consistently applied, and fairly and accurately present the financial condition and results of operations and cash flows of Seller as of the dates thereof or the periods then ended.

(c) There are no significant deficiencies or material weaknesses in the design or operation of Seller’s internal controls that adversely affect the ability of Seller to record, process, summarize and report financial information in accordance with GAAP as historically applied by Seller. Seller has not and, to the Knowledge of Seller, no auditor, accountant, consultant or representative of any such Person has received or otherwise obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Seller has engaged in questionable accounting or auditing practices. There has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of Seller.

(d) All notes and accounts receivable reflected on the Financial Statements are valid receivables and were incurred in the Ordinary Course of Business for bona fide products delivered or services rendered and, to the Knowledge of Seller, to the extent not previously collected, are current and collectible net of any reserves shown on the Financial Statements. No such accounts or notes receivable (i) are subject to any pending or, to the Knowledge of Seller, threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Financial Statements or (ii) have been assigned or pledged to any Person. Seller has delivered to Buyer a true, correct and complete aging of Seller’s accounts and notes receivable as of November 30, 2013.

(e) All inventories (including materials, work-in-progress and finished products held for sale) of Seller (whether or not in the possession of Seller) are of a quality and quantity usable and saleable in the Ordinary Course of Business and fit for the purposes for which they were procured or manufactured, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving and other irregular items. Such allowances have been calculated in accordance with GAAP and in a manner consistent with past practice. No items of inventory (including materials, work-in-progress and finished products held for sale) are held on consignment, or otherwise, by third parties.

(f) Schedule 4.4(f) sets forth the back-log of Seller as of January 31, 2014 setting forth the applicable (i) customer, (ii) order date, and (iii) order amount. The back-log for Seller represents bona fide orders under Contracts that were made in the Ordinary Course of Business, including with respect to the expected Gross Margins.

Section 4.5 Absence of Liabilities. Except as set forth on Schedule 4.5, Seller has no Liabilities, or facts or circumstances, that could reasonably be expected to give rise to Liabilities of Seller, except (a) Liabilities reflected on the Balance Sheet and (b) Liabilities arising in the Ordinary Course of Business after November 30, 2013 (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of Law or Environmental Liability or which would, individually or in the aggregate, result in a Seller Material Adverse Effect).

Section 4.6 Absence of Changes. Except as set forth on Schedule 4.6, since December 1, 2012, (a) Seller has conducted the Business in the Ordinary Course and (b) there has not been any event, occurrence, development, circumstance, condition or state of facts that has had or which would reasonably be expected to result in, individually or in the aggregate, a Seller Material Adverse Effect.

Section 4.7 Litigation and Claims. Except as set forth on Schedule 4.7, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against or relating to Seller in connection with the assets or properties of Seller (including the Purchased Assets), the Business or the Transaction, and to the Knowledge of Seller, there is no valid basis for any such Legal Proceeding. Neither Seller nor any of its assets and properties (including the Purchased Assets) are subject to any Order, writ, judgment, award, injunction or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

Section 4.8 Taxes.

(a) Seller is, and has been since December 1, 1998, a validly electing “S Corporation” within the meaning of Sections 1361 and 1362 of the Code and no Government Entity has raised, formally or informally, any question regarding the status of the Company as an S Corporation. Seller has no qualified subchapter S subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code. Seller has not acquired since the date of its formation an asset from a C corporation in the circumstances described in Section 1374(d)(8) of the Code. Seller is not and will not be liable for any Tax under Sections 1374 or 1375 of the Code or any similar provisions of state, local or foreign Law in connection with the Transaction contemplated by this Agreement. Further, the Purchased Assets are not otherwise subject to, for federal income tax purposes, treatment as a partnership among Seller and any other Person for which a partnership income Tax Return is required.

(b) Seller has properly completed and timely filed in correct form all federal, state, county, local and foreign income, excise, property, sales, use and other Tax Returns required to be filed by Seller (including any Tax Returns with respect to the Purchased Assets) prior to the Closing Date for all Tax years in which the statute of limitations remains open for a Government Entity to assess Taxes, all of which when filed were true, correct and complete in all material respects, and Seller has paid all Taxes and assessments (including any Taxes with respect to the Purchased Assets) which have become due and owing, except to the extent contested in good faith by proper proceedings, and except where the failure to file or pay Taxes would not result in a Seller Material Adverse Effect or for which adequate reserves have been established on the Financial Statements.

(c) Schedule 4.8(c) lists: (i) each type of Tax paid by Seller in any of years 2011 and 2012 where the liability of Seller in any such year exceeded $25,000, (ii) each type of Tax Return filed by or on behalf of Seller in any of years 2011 and 2012, and (iii) each jurisdiction where Seller, in any of years 2011 and 2012, paid Tax in excess of $25,000. Seller has filed all Tax Returns in all jurisdictions where it had a duty to do so with respect to Seller and the Purchased Assets. Except as set forth on Schedule 4.8(c), no claim has been made by a Governmental Entity in a jurisdiction in which Seller does not currently file a Tax Return such that Seller is or may be subject to taxation by that jurisdiction.

(d) Seller has delivered to Buyer true and complete copies of all federal and State of Connecticut income Tax Returns filed by Seller in the prior two years.

(e) Except as set forth on Schedule 4.8(e), there are no agreements, waivers or other arrangements with any Government Entity providing for an extension of time for filing any Tax Returns or the assessment of any Tax (or deficiency thereof) in effect or, to the Knowledge of Seller, contemplated, and there are no actions, suits, proceedings, investigations, claims or offers in compromise pending by or against Seller in respect of any Tax or assessment.

(f) Seller has not been audited by the United States Internal Revenue Service or the taxing authority of the State of Connecticut during the five year period preceding the end of Seller’s last fiscal year.

(g) Seller has not executed or granted any waiver of any statute of limitation with respect to the assessment or collection of any Tax.

(h) Except as set forth on Schedule 4.8(h), Seller has properly withheld from the salaries, wages or other compensation paid or payable to its officers, Employees, independent contractors and other Persons, and has paid to the appropriate federal, state and local authorities, all amounts required to be withheld therefrom under applicable Law.

(i) There are no Encumbrances upon any of the properties or assets of Seller for Taxes due and payable or interest or penalty thereon. There are no pending or, to the Knowledge of Seller, threatened Tax appeals or claims for a Tax refund. To the Knowledge of Seller, there are no pending Tax audits or Tax examinations.

(j) Seller has not requested, consented to or entered into any offers-in-compromise or other agreements with the United States Internal Revenue Service for the payment of any Tax, interest or penalties in connection with the Business after the date on which such amounts were originally due.

(k) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(l) The Transaction is not, with respect to Seller, a “reportable transaction” within the meaning of Section 6707A of the Code.

Section 4.9 Employees and Employee Benefits.

(a) Each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other material employee plan or agreement, including each severance pay, salary continuation, bonus, incentive, equity, phantom equity, deferred compensation, change of control, retention, employment agreement, consulting agreement, maintained, contributed to or required to be contributed to by Seller (collectively, the “Benefit Plans”) is listed on Schedule 4.9(a). With respect to each Benefit Plan, Seller has provided or made available to Buyer (i) correct and complete copies of the Benefit Plans (or, in the case of any such Benefit Plans that are unwritten, descriptions thereof), (ii) all determination letters or opinion letters from the Internal Revenue Service relating to any qualified employee pension benefit plan, (iii) all current summary plan descriptions and the most recent summaries of material modifications and summary annual reports for each Benefit Plan to which the ERISA disclosure requirements apply, (iv) Form 5500 (and all schedules) for the last three plan years for each Benefit Plan to which the ERISA reporting requirements apply, and (v) all trust agreements, insurance contracts or similar funding vehicles. The Benefit Plans maintained, contributed to or required to be contributed to by Seller have been maintained, operated and administered in all material respects in accordance with their respective terms and applicable Law. Seller does not have any Liability under any benefit or compensation plan that covers any Employee, former employee, sales representative or consultant other than the Benefit Plans or as required under applicable Laws.

(b) Buyer will have no Liability with respect to any plan, arrangement or practice of the type described in Section 4.9(a) or other employee benefit plan as a result of the Transaction contemplated by this Agreement (other than any COBRA Liabilities to which Buyer may be subject to by Law).

(c) Set forth on Schedule 4.9(c) is, for each Employee, independent contractor, consultant and agent of Seller, including each Employee on leave of absence or layoff status, each of the following: (i) name, (ii) job title, (iii) date of hiring or engagement, (iv) current compensation paid or payable, and (v) sick and vacation leave that is accrued but unused. Prior to the Closing, Seller will provide Buyer with reasonable access to each Employee, independent contractor, consultant and agent of Seller for the purpose of preparing for and conducting employee interviews with each such person.

(d) Except as set forth on Schedule 4.9(d), all Employees of Seller are at-will employees.

(e) Seller is, and after the consummation of the Transaction contemplated by this Agreement will be, in compliance in all material respects with all Laws relating to employment, equal employment opportunity, non-discrimination, affirmative action, civil rights, terms and conditions of employment, wages, hours, benefits, family and medical leave rights, payment of wages, employee privacy rights, immigration, work eligibility, labor relations, occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Laws, employee and independent contractor classifications, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Taxes. All Employees are legally eligible to work in the jurisdictions where they are currently employed. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to Seller in the past five years. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with the foregoing. Seller is not subject to any consent decree or settlement agreement with any Governmental Entity relating to compliance with Laws pertaining to labor or employment issues.

(f) Except as set forth on Schedule 4.9(f), none of the Benefit Plans are a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the applicable guidance thereunder.

Section 4.10 Compliance with Laws and Permits.

(a) Except as set forth on Schedule 4.10(a), the Business and the Purchased Assets have been and are in compliance with all applicable Laws and other requirements of all Government Entities, except where any non-compliance has not resulted in or would not result in a Seller Material Adverse Effect. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such investigation. Seller does not need to make any unusual expenditure in order to achieve or maintain compliance with any Laws. Seller is not subject to any Order, and Seller is not in breach or violation of any Order.

(b) Schedule 4.10(b) sets forth a correct and complete list of all material Permits held by Seller or used by it in the conduct of the Business. Seller is in compliance with the terms of such Permits in all material respects and there is no pending or, to the Knowledge of Seller, threatened termination, expiration, suspension, withdrawal or revocation of any such Permits. Except for the Permits set forth on Schedule 4.10(b), there are no Permits necessary or required for the conduct of the Business, except where the lack of any Permit would not result in a Seller Material Adverse Effect. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired as a result of the performance of this Agreement or the consummation of the Transaction.

Section 4.11 Title to Properties; Sufficiency of Assets. Seller owns good and valid title to, or a valid leasehold interest in, or a valid license to use, all of the Purchased Assets free and clear of all Encumbrances, except for Permitted Encumbrances and as set forth on Schedule 4.11. There are no existing agreements, options, commitments or rights which would entitle any Person or entity to acquire any of the Purchased Assets or any interest therein, except for purchase and sale orders set forth on Schedule 4.11 for the sale of inventory (none of which will materially adversely affect the Business or the value of the Purchased Assets). The tangible Purchased Assets have been properly maintained and are in good operating condition and repair (subject to normal wear and tear and such minor defects as do not interfere with the intended use thereof in the conduct of normal operations of the Business). The Business is conducted only through Seller. Except as set forth on Schedule 4.11, the Purchased Assets constitute all property (real and personal), tangible and intangible, necessary or appropriate for the operation of the Business as presently conducted by Seller. The delivery to Buyer at the Closing of the Purchased Assets will vest in Buyer good, marketable and exclusive title to such Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

Section 4.12 Environmental Matters.

(a) Except as set forth on Schedule 4.12(a), Seller is, and since January 1, 2009 has been, in compliance in all material respects with all applicable Environmental Laws, and Seller has not had any material Liability under any Environmental Law and, except as set forth on Schedule 4.12(a), no expenditures or operational adjustments are reasonably expected to be required in order to comply with any Environmental Laws during the next three years assuming no change in the conduct of the Business.

(b) Since January 1, 2009, Seller has possessed all Permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the Business and Seller has been and is in compliance in all material respects with same.

(c) Since January 1, 2009, Seller has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law or that relates in any way to any Hazardous Materials stored, disposed of, or generated by Seller that is presently outstanding and unresolved.

(d) There are no Orders outstanding, nor any Legal Proceedings pending or, to the Knowledge of Seller, threatened concerning compliance by Seller with any Environmental Law.

(e) Seller is not currently party to, or subject to the terms of, any Order under any applicable Environmental Law and Seller has not entered into any currently effective agreement with a Government Entity or other Person agreeing to any Liability or assuming any obligation under Environmental Law.

(f) Except as set forth on Schedule 4.12(a), there has been no Release of any Hazardous Materials by Seller or, to the Knowledge of Seller, any other Person, on the Leased Real Property or, to the Knowledge of Seller, any of the Real Property in a manner that would reasonably be expected to result in a material Liability under any applicable Environmental Law or in violation of applicable Environmental Laws.

(g) The Leased Real Property and, to the Knowledge of Seller, any of the Real Property: (i) has not been used at any time by Seller or, to the Knowledge of Seller, by any other Person as a landfill or a waste disposal site, or (ii) is not listed or, to the Knowledge of Seller, proposed for listing on the National Priorities List, CERCLA, CERCLIS, or any similar list maintained under any Environmental Law.

(h) Except as set forth on Schedule 4.12(a), Seller has not disposed of or treated, or arranged for the disposal or treatment of, any Hazardous Material at any off-site location in a manner that would reasonably be expected to result in a material Liability under any applicable Environmental Law or in violation of applicable Environmental Laws.

(i) Except as set forth on Schedule 4.12(a), Seller does not own or operate any underground storage tanks and, to the Knowledge of Seller, no underground tanks are located in, at, on or under the Leased Real Property.

Section 4.13 Intellectual Property.

(a) Schedule 4.13(a) lists each item of Intellectual Property that is currently owned or purported to be owned by Seller and that is or was registered, issued, filed or pending, including for each jurisdiction in which such Intellectual Property is pending or has been registered or issued, the jurisdiction, the application and, if applicable, registration/issue numbers and corresponding date(s), the title or mark, as applicable, and the actual owner(s) and publicly recorded owner(s). Schedule 2.1(h) lists all of the foregoing that is Purchased Intellectual Property, and includes, to the extent known as of the date hereof, all fees that are due or other actions that need to be taken to prevent abandonment thereof within the one year following the date hereof. All renewal and maintenance fees, Taxes, annuities or other fees required to maintain rights in any Purchased Intellectual Property listed or required to be listed on Schedule 2.1(h) have been paid in full in a timely manner to the proper Governmental Entity and no such fees are due within the three month period after the Closing Date. All of the Purchased Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, and all such registrations, filings, issuances and other actions remain in full force and effect and are recorded with the applicable Governmental Entity solely in the name of Seller. Except as set forth on Schedule 4.13(a), none of the Purchased Intellectual Property is the subject of any Legal Proceeding challenging the validity, enforceability, patentability, registerability, scope or ownership of any of the Purchased Intellectual Property, other than non-final office actions by a Government Entity encountered in the ordinary course of prosecution of applications for Patent or Copyright, Internet Domain Name or Trademark registration.

(b) Except as set forth on Schedule 4.13(a), Seller solely owns, licenses or otherwise has the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all of the Intellectual Property used in the operation of the Business as currently conducted. Except as set forth on Schedule 4.13(a), Seller has the sole and exclusive right, title and interest to the Purchased Intellectual Property for the life thereof for any purpose, free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. Except as set forth on Schedule 4.13(a), immediately upon the Closing, Buyer will own all of the Purchased Intellectual Property free from Encumbrances arising from any act or failure to act by Seller and otherwise on the same terms and conditions as in effect prior to the Closing.

(c) Except as set forth on Schedule 4.13(a), to the Knowledge of Seller, there exists no fact, circumstance or Patent that would indicate to a reasonable Person that the operation of the Business as currently conducted by Seller or as conducted by Seller in the six years immediately preceding the Closing Date, including the manufacture, use, sale, offer for sale or import of any Pre-Closing Product in such period, infringes, directly or indirectly (e.g., constitutes contributory or active inducement of infringement of) any Intellectual Property of any other Person. The operation of the Business as currently conducted by Seller is not engaging in unfair competition or deceptive trade practices, and is not in violation of any Person’s rights of publicity, privacy or attribution, and has not engaged in any of the foregoing acts. Except as set forth on Schedule 4.13(a), Seller has not received written notice that accused it of infringing, misappropriating or otherwise violating or being in conflict with any Intellectual Property of any Person, engaging in unfair competition or deceptive trade practices, or violating any Person’s rights of publicity, privacy or attribution.

(d) Except as set forth on Schedule 4.13(a), to the Knowledge of Seller, no Person (i) is infringing, misappropriating or otherwise violating or in conflict with any of the Purchased Intellectual Property and is not engaging in unfair competition or deceptive trade practices with respect to the operation of the Business and (ii) Seller has not alleged any of the foregoing against any Person. The Material Contracts listed on Schedule 4.14(a) include (i) all Contracts pursuant to which Seller has acquired any right, title or interest to (whether by merger, stock purchase, assignment or otherwise) or has been licensed, sublicensed, granted a covenant not to sue or immunity from suit, or granted a similar right under any Intellectual Property of any other Person (including any Affiliate) used in or applicable to the Business, as presently conducted or contemplated to be conducted, except any non-exclusive license to commercially available, off-the-shelf software for fees payable thereunder of less than $5,000 annually, and (ii) all agreements pursuant to which any Person (including any Affiliate) has acquired any right, title or interest to (whether by merger, stock purchase, assignment or otherwise) or has been licensed, sublicensed, granted a covenant not to sue or immunity from suit, or granted a similar right under any Purchased Intellectual Property.

(e) Schedule 4.13(e) sets forth a list of all Consents and any transfer fees, charges or similar expenses that are required, or expected to be required as a result of the transactions contemplated hereby with respect to the Purchased Intellectual Property or other Material Contracts involving Intellectual Property.

(f) Seller has entered into confidentiality and nondisclosure agreements with all of its directors, officers, Employees, consultants, contractors and agents and any other Person with access to the Confidential Information or Purchased Intellectual Property, including the Trade Secrets therein, or such directors, officers, and Employees are subject to obligations of confidentiality as set forth in Seller’s employee manual that are binding on such Persons to protect the confidentiality and value thereof, and, to the Knowledge of Seller, there has not been any breach by any of the foregoing of any such agreement or employee manual. Seller uses reasonable measures commensurate with industry standards to maintain the secrecy of all Trade Secrets of Seller and the Business and in each such case using not less than a reasonable degree of care under the circumstances. To the Knowledge of Seller, the Trade Secrets of Seller and the Business are not part of the public domain and have not been used or divulged to the detriment of Seller or in any manner in violation of any Material Contract.

(g) All former and current Employees, consultants or contractors of Seller have executed and delivered valid, written instruments that assign (or are subject to provisions of Seller’s employee manual that require and are binding obligations upon such Employees to do so) to Seller all rights to any Intellectual Property conceived, reduced to practice, created or otherwise developed by them in the course of their performing services for Seller. All Employees of Seller who participated in the conception, reduction to practice, creation or development of Intellectual Property were employees of Seller at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to Seller. No director, officer, stockholder, Employee, consultant, contractor, agent or other representative of Seller owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by Seller.

(h) To the Knowledge of Seller, none of the products sold, licensed or otherwise distributed as part of the Business include or have ever included any Open Source Software. To the Knowledge of Seller, none of such products were created using any Open Source Software and none of such products created by Seller include any Open Source Software.

(i) The License Agreement listed on Schedule 4.13(i) was not extended after its initial two-year term, and expired by its own terms on January 15, 2013.

(j) Seller has made available to Buyer correct and complete copies of all correspondence related to any of the Material Contracts that include a license, covenant not to sue, immunity from suit, or assignment of any Intellectual Property, including any correspondence related to termination, allegations of breach, clarification on or definition or modification of scope of license or assignment.

(k) Except as set forth on Schedule 4.13(k), the operation of the Business as currently conducted by Seller does not require the use, other exploitation or disclosure of any of the Information, Know-How or Patent Rights, as those terms are defined in that License Implementation Agreement listed on Schedule 4.13(k). Except as set forth on Schedule 4.13(k), the operation of the Business as currently conducted by Seller does not use, otherwise exploit or disclose any of the foregoing Information, Know-How or Patent Rights. Except as set forth on Schedule 4.13(k), Seller has not used, otherwise exploited or disclosed any of the foregoing since August 2, 2010.

(l) To the extent that such materials are in the possession or control of Seller or its attorneys or agents, Seller has made available to Buyer correct and complete copies of: (i) the results of all patentability, validity, enforceability, infringement, non-infringement, freedom-to-operate, clearance or other searches conducted by or on behalf of Seller relating to Intellectual Property, domestic and foreign, whether owned by Seller or any other Person, and (ii) all analysis, summaries, reviews, opinions, or other commentaries regarding such results, other than any such materials that are attorney-client privileged.

Section 4.14 Contracts.

(a) Schedule 4.14(a) is a complete and accurate list of all Contracts to which Seller is a party of any kind and nature with respect to the Business, the Leased Real Property or the Purchased Assets:

(i) under which Seller is obliged to make or entitled to receive payments on an annual basis in excess of $5,000 in the aggregate;

(ii) whose term is in excess of one year; or

(iii) which is an Assumed Contract.

(b) All of the Contracts identified or required to be indentified on Schedule 4.14(a) (each, a “Material Contract”) are valid and binding Contracts of Seller and are in full force and effect and are enforceable against each party thereto in accordance with the terms thereof, subject to the Bankruptcy and Equity Exception. There does not exist under any Material Contract any violation, breach or event of default, on the part of Seller or, to the Knowledge of Seller, any other party thereto. Except as set forth on Schedule 4.14(a), to the Knowledge of Seller, there is no event, occurrence, condition, or act (including the consummation of the Transaction) that, with the giving of notice or the passage of time (or both), could become a default or event of default on the part of Seller under any Material Contract or cause or permit the loss of any material benefit thereunder.

(c) Seller has made available to Buyer correct and complete copies of each Assumed Contract, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof, and correct and reasonable summaries of the terms and conditions of each oral Assumed Contract.

Section 4.15 Transactions with Affiliates. Except as set forth on Schedule 4.15, neither the Shareholder or any Affiliate or family member of the Shareholder, nor any officer, director or manager of Seller or any of its respective Affiliates possess, directly or indirectly, any ownership or pecuniary interest in, or is a trustee, director, manager, officer, Affiliate, family member or employee of, any Person that is a seller to, or supplier, lessor, lessee, licensor, or competitor of Seller, including any counterparty to any Contract required to be listed on Schedule 4.14(a). Except as set forth on Schedule 4.15, since November 30, 2012, Seller has not transferred any of its respective assets or properties (including the Purchased Assets) to, or bought any assets or properties (including the Purchased Assets) from, the Shareholder or any Affiliate of the Shareholder, except for compensation, dividends, usual and customary benefits, perquisites, and reimbursements of business expenses in the Ordinary Course. Beneficial ownership of 2% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 4.15.

Section 4.16 Customers and Suppliers. Schedule 4.16 sets forth a correct and complete list of the top 20 customers and suppliers of the Business for each of the fiscal years ended November 30, 2012 and November 30, 2013. Except as set forth on Schedule 4.16, and except for customer or supplier contracts that have been fulfilled or expired by their own terms, since November 30, 2012 there has been no termination or cancellation of, and no materially adverse modification or change in, Seller’s business relationships with any material customer or supplier or group of customers or suppliers, nor has Seller received any notice of such. To the Knowledge of Seller, the benefits of any relationship with any of the customers or suppliers of the Business will continue after the Closing Date in substantially the same manner as prior to the Closing Date. No rebates (volume or otherwise), discounts or benefits are currently due, accruing due or payable to any customer of the Business.

Section 4.17 Product Warranty and Liability.

(a) Product Warranties. Except as set forth on Schedule 4.17(a), each product (including work-in-progress items) designed, manufactured, sold, leased, rented, installed or otherwise delivered by Seller in respect of the Business is being, and has been, designed and manufactured in conformity with all applicable contractual commitments and all express and implied warranties in all material respects, and Seller does not have any Liability or obligation (and, to the Knowledge of Seller, there is no basis for any present or future Legal Proceedings against Seller) for non-performance, replacement or repair of any such products or other damages or other costs in connection therewith or services rendered by Seller in connection with the Business, to the extent not reserved on the Financial Statements that would result in a Seller Material Adverse Effect.

(b) Absence of Product Liability. Except as set forth on Schedule 4.17(a), Seller does not have any Liabilities or obligations, and, to the Knowledge of Seller, there is no basis for any present or future Legal Proceedings against Seller, for non-performance, replacement or repair of any products designed, manufactured, sold, leased, rented, installed or otherwise delivered by Seller in connection with the Business or other damages or other costs in connection therewith or services rendered by Seller in connection with the Business that would reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect. Seller does not have any Liabilities or obligations, and, to the Knowledge of Seller, there is no basis for any present or future Legal Proceedings against Seller that could give rise to any Liabilities or obligations, arising out of any injury to any Person or property as a result of the ownership, possession or use of a product designed, manufactured, sold, leased, rented, installed or otherwise delivered in connection with the Business, or services rendered in connection with the Business, by Seller that would reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect.

Section 4.18 Anti-Corruption and Trade Sanctions.

(a) None of Seller, any of its Subsidiaries, the Shareholder, nor to the Knowledge of Seller, any other Person acting on any of their behalf, has, at any time, directly or indirectly (i) made or authorized any offer, gift, bribe, rebate, payoff, kickback, or other payment or promise of, any money or anything else of value, or provided any benefit, to (A) any governmental official or other governmental employee or agent (domestic or foreign) to induce the recipient or the recipient’s employer to do business with, grant favorable treatment to or compromise or forego any claim against Seller or (B) any Person that was unlawful under any applicable Laws or (ii) made any payment to or conferred any benefit on any Person to promote or retain sales or to help, procure or maintain good relations with suppliers that such Person knew or reasonably should have known to be a violation of Law or of the employee code of conduct of the employer of such Person. Seller and its Subsidiaries are and at all times have been in compliance with the United States Foreign Corruption Practices Act of 1977, as amended, and all other applicable Laws of similar effect, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(b) None of Seller, any of its Subsidiaries, the Shareholder, nor to the Knowledge of Seller, any other Person acting on any of their behalf, has, at any time, (i) directly or indirectly, acted in contravention of any United States or international Laws, including anti-money laundering and anti-terrorism Laws, (ii) been included on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), (iii) resided or had places of business in a country or territory named on an OFAC list or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering, or whose funds are transferred from or through such a jurisdiction, (iv) resided in or been organized under the Laws of, or whose funds are transferred from or through, a jurisdiction or transferred from or through a financial institution (A) designated by the Secretary of the Treasury or Financial Crimes Enforcement Network as warranting special measures due to money laundering concerns or (B) covered by or subject to sanctions under the International Emergency Economic Powers Act, the Trading With the Enemy Act or other applicable Laws imposing economic sanctions against or prohibiting transacting business with, for or on behalf of any country or region pursuant to United States federal or state Law, (v) has been or is a senior foreign political figure, member of a senior foreign political figure’s immediate family or close associates of a senior foreign political figure, or (vi) foreign shell bank. To the Knowledge of Seller, none of Seller, any of its Affiliates or their respective directors, officers, employees, agents, or representatives have been investigated (or are being investigated or are subject to a pending or threatened investigation) or are involved in an investigation (as a witness or possible suspect) with respect to any of the matters set out in the preceding sentence by any Government Entity or any customer, or been barred from bidding for any Contract or business, and there are no facts or circumstances which are likely to give rise to such an investigation.

Section 4.19 Real Property.

(a) Seller does not own and has never owned any real property.

(b) Schedule 4.19(b) sets forth a correct and complete (i) list of all real property leased, licensed, subleased, occupied or operated by Seller (“Leased Real Property”) and (ii) list of all leases, licenses, subleases, and/or similar occupancy agreements and all amendments thereto, and any other side letters, agreements, estoppel certificates, subordination, non-disturbance and attornment agreements related thereto to which Seller is a party (collectively, the “Real Property Leases”) pursuant to which Seller leases such Leased Real Property. Seller possesses a valid leasehold interest thereto, free and clear of all Encumbrances (other than Permitted Encumbrances), and the right to quiet enjoyment of such Leased Real Property. Correct and complete copies of all Real Property Leases have been made available to Buyer. Seller has not exercised any option to purchase any parcel of Leased Real Property. There are no leases, subleases, licenses, concessions or other agreements, written or oral, by which Seller has granted to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property. There are no parties (other than Seller) in possession of any parcel of the Leased Real Property, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property, subject to the terms and conditions of the Real Property Leases.

(c) Except as set forth on Schedule 4.19(c), the occupancy, use and operation of the Leased Real Property by Seller complies with all Laws in all material respects.

(d) There are no pending, or to the Knowledge of Seller, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property.

(e) None of the Leased Real Property has suffered any damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

(f) No work has been done by Seller or at the direction of Seller at the Leased Real Property that has not been paid for, and no materials have been supplied to the Leased Real Property at the direction of Seller, that have not been paid for, and there are no materialmen’s liens or mechanic’s lien affecting the Leased Real Property arising from the same.

(g) The Leased Real Property constitutes all of the real property leased, occupied or operated by Seller with respect to the Business. All improvements or facilities located on each parcel of the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities in the Ordinary Course. Seller has rights of egress and ingress with respect to the Leased Real Property to and from public roads. Except as set forth on Schedule 4.19(g), all improvements, fixtures, mechanical and other systems located at the Leased Real Property are in good operating condition and no condition exists requiring repairs (other than routine maintenance) or alterations thereof. To the Knowledge of Seller, there are no latent or patent structural or other defects therein or thereon. Seller has not received any written notice from any insurance company that has issued a policy with respect to any such Leased Real Property requiring performance of any structural or other repairs or alterations to such Leased Real Property that have not been completed.

(h) None of the Permitted Encumbrances or any other Encumbrance will interfere with or prevent the conduct of the Business as currently conducted by Seller at the Leased Real Property. Seller is not in violation of a condition, covenant or restriction contained in any Permitted Encumbrance or any other Encumbrance affecting the Leased Real Property.

Section 4.20 Insurance. Schedule 4.20 sets forth a correct and complete list of all insurance policies and fidelity bonds covering the properties, assets, Employees, officers, directors, managers, and operations, as applicable, of the Business (including policies providing property, casualty, liability, and workers’ compensation coverage) to which Seller is a party to or a beneficiary. There is no material claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the issuers or underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is not liable for any retrospective premiums under any such policies or bonds. Seller has complied in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. Such policies of insurance and bonds are of the type and in amounts adequate, to the Knowledge of Seller, to insure fully against the risks to which Seller and its properties and assets are normally exposed in the operation of the Business or as otherwise required pursuant to the terms of any Contract of Seller. To the Knowledge of Seller, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds, nor has any event occurred which could result in a retroactive or prospective upward adjustment in premiums under any such policies or bonds. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of Seller, on the one hand, and its insurers, on the other hand, or on the premiums payable pursuant to such policies. Other than deductibles or self insured retentions maintained under the insurance policies described on Schedule 4.20, Seller does not have any self-insured or co-insurance programs.

Section 4.21 Finders’ Fees. Except for Persons listed on Schedule 4.21, whose fees will be paid by Seller on or prior to the Closing, there is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of Seller or its Affiliates who might be entitled to any fee or commission from Seller or its Affiliates in connection with the Transaction.

Section 4.22 Limitations of Representations and Warranties. Except for the representations and warranties set forth in this Agreement (including the Disclosure Schedules), neither Seller nor the Shareholder is making any other representations or warranties, written or oral, statutory, express or implied, concerning the Business, Purchased Assets, or Liabilities of Seller. Buyer acknowledges that, except as expressly provided in this Agreement, neither Seller nor the Shareholder has made any representation or warranty, express or implied, concerning the Business, Purchased Assets, or Liabilities of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholder and Seller as follows:

Section 5.1 Organization, Due Authorization and Enforceability.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as currently conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of Buyer’s assets or the conduct of Buyer’s business requires such qualification except for failures to be so qualified or in good standing, as the case may be, that individually or in the aggregate, would not reasonably be expected to prevent, hinder or delay Buyer from consummating the Transaction.

(b) Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(c) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or by which Buyer is bound has been duly and validly authorized and no other authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements.

(d) This Agreement has been, and at the Closing each of the Ancillary Agreements will be, duly and validly executed by Buyer and constitute a valid and legally binding obligation of Buyer, to the extent it is a party thereto, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.2 Consents and Approvals. Except for the Consents set forth on Schedule 5.2, no Consent is required to be obtained by Buyer from, or to be given by Buyer to, or made by Buyer with, any Government Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements, except where the failure to obtain any Consent would not reasonably be expected to prevent, hinder or delay Buyer from consummating the Transaction.

Section 5.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate (a) any provision of the organizational documents of Buyer or (b) any Law to which Buyer is subject, other than conflicts, breaches, defaults, or violations that, individually or in the aggregate, would not reasonably be expected to prevent, hinder or delay Buyer from consummating the Transaction.

Section 5.4 Litigation. There is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against or relating to Buyer that would reasonably be expected to prevent, hinder or delay Buyer from consummating the Transaction.

Section 5.5 Finders’ Fees. Except for Persons listed on Schedule 5.5, whose fees will be paid by Buyer on or prior to the Closing, there is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of Buyer or its Affiliates who might be entitled to any fee or commission from Buyer or its Affiliates in connection with the Transaction.

Section 5.6 Availability of Funds. Buyer has or will have at the Closing (a) sufficient cash available to enable it to pay the full Purchase Price payable at the Closing hereunder and (b) adequate capital to perform its obligations under this Agreement and the Ancillary Agreements.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) Affirmative Operating Covenants. From and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, Seller will (except for actions expressly contemplated by this Agreement):

(i) operate only in the Ordinary Course of Business (including funding budgeted capital expenditures);

(ii) use commercially reasonable efforts to preserve intact the current business organization and personnel;

(iii) use commercially reasonable efforts to preserve present relationships and goodwill with customers, suppliers, landlords, creditors, Employees and other Persons having business dealings with Seller;

(iv) maintain books and records in accordance with past practice and GAAP;

(v) maintain all Permits necessary to conduct the Business; and

(vi) use commercially reasonable efforts to perform in all material respects its obligations under Contracts to which it is a party or by which it or any of its assets or properties are bound.

(b) Negative Operating Covenants. Without limiting Section 6.1(a), from and after the date of this Agreement and until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1, Seller will not, without the prior written consent of Buyer (which consent will not be unreasonably conditioned, withheld or delayed with respect to Sections 6.1(b)(iii), (iv), (v) or (vi)):

(i) fail to maintain in full force and effect the current policies of insurance, subject only to variations required by the Ordinary Course of Business;

(ii) change or modify in any material respect the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collection of receivables, or failure to pay or delay payment of payables;

(iii) enter into, adopt, amend or terminate any bonus, severance, retention, profit sharing or other Benefit Plan;

(iv) enter into, adopt, amend or terminate any employment contract with respect to, or make or grant any compensation or salary increase to, any current or former employees, officers, directors, members or managers;

(v) incur any obligation or enter into any Contract which requires a payment in excess of $50,000 or has a term that requires performance over a period in excess of 12 months, other than (A) in the Ordinary Course of Business and (B) accepting and executing Contracts with customers and procuring materials and services in connection with such Contracts with customers;

(vi) amend, modify, cancel or terminate any Material Contract or enter into any Contract that would constitute a Material Contract other than in the Ordinary Course of Business, or waive, release or assign any rights or claims thereunder;

(vii) sell, assign, license, sublicense, lease, abandon (by act or failure to act), transfer or otherwise dispose of any Purchased Asset, except for sales of finished goods or inventory and collection of accounts receivable in the Ordinary Course of Business;

(viii) merge or consolidate with any other Person;

(ix) incur any Encumbrances (other than Permitted Encumbrances) on the Purchased Assets;

(x) take any action that would reasonably be expected to (A) adversely affect the ability of any of the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, (B) make any of the representations and warranties of Seller or the Shareholder in this Agreement untrue or incorrect in any material respect, or result in any of the conditions to the Closing not being satisfied, or (C) have a Seller Material Adverse Effect; or

(xi) authorize or enter into any Contract to do any of the foregoing.

Section 6.2 Taxes.

(a) Transfer Taxes. All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), will be borne equally by Buyer, on the one hand, and Seller, on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will provide such Tax Returns to the other Party at least ten Business Days prior to the date such Tax Returns are due to be filed. Seller and Buyer will cooperate in the timely completion and filing of all such Tax Returns.

(b) Proration. Seller will bear all property and ad valorem Tax Liability with respect to the Purchased Assets if the payment date of such Taxes arises prior to the Closing Date. All other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, will be prorated between Seller and Buyer as of the Closing Date. Seller will be responsible for all such Taxes and fees on the Purchased Assets due and payable during any period up to and including the Closing Date. Buyer will be responsible for all such Taxes and fees on the Purchased Assets due and payable during any period after the Closing Date. With respect to the Taxes described in this Section 6.2(b), Seller will timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Government Entity payment for Taxes, which are subject to proration under this Section 6.2(b) and such payment includes the other Party’s share of such Taxes, such other Party will promptly reimburse the remitting Party for its share of such Taxes.

(c) Cooperation on Tax Matters. Buyer and Seller will furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any Legal Proceeding relating to Tax matters.

Section 6.3 Employee Matters. Buyer or an Affiliate of Buyer will offer employment to substantially all of the Employees, and Seller will use its commercially reasonable efforts to assist Buyer in employing such Employees as employees of Buyer effective as of the Closing. Buyer will offer compensation and benefits to such Employees on a basis comparable to those currently provided to such Employees by Seller. Buyer agrees that the years of service to Seller by each Employee employed by Buyer will count towards the years of service to Buyer for purposes of determining eligibility and vesting under Buyer’s vacation policy, retirement plan, and health plan. Seller will terminate all employment arrangements Seller has with the Employees effective as of the Closing in a manner that does not result in the payment of severance for any Employee hired by Buyer. Seller will be responsible for any severance or similar obligations arising from such terminations.

Section 6.4 Efforts; Consents.

(a) Commercially Reasonable Efforts; Further Assurances. The Parties will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary or desirable under applicable Law to consummate, in the most expeditious manner practicable, the Transaction. Without limiting the generality of the foregoing, from time to time, as and when requested by any Party and at such requesting Party’s expense (except as otherwise provided in this Agreement), any other Party will promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any assurances or documents or instruments of transfer, or take, or cause to be taken, all such further or other action, as reasonably requested by any other Party to consummate the Transaction or further document and record the assignment of the Purchased Assets made hereby.

(b) Efforts to Obtain Consents. Prior to the Closing Date, Seller will use its commercially reasonable efforts to give all notices required to be given by Seller and to obtain all Consents of any Person (including any Government Entity) necessary to consummate the Transaction. Buyer will cooperate with Seller in obtaining such Consents; provided, however, that any costs or expenses in connection therewith will be borne solely by Seller, and neither Buyer nor its Affiliates will be required to make any payments or offer or grant any accommodation (financial or otherwise). All such Consents and notices will be in writing and in form and substance reasonably satisfactory to Buyer and Seller. Seller will provide to Buyer copies of each such Consent after it has been obtained. Prior to the Closing Date, Buyer will use its commercially reasonable efforts to give all notices required to be given by Buyer and to obtain all Consents set forth on Schedule 5.2.

(c) Third Party Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement will not constitute an agreement to assign or transfer any Assumed Contract or any claim or right or any benefit arising thereunder or resulting therefrom if any assignment or transfer or attempt to make such an assignment or transfer is not permitted without the Consent of, or notice to, a third party or would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder (any assets so described, the “Non-assigned Assets”). After the Closing, Seller and Buyer will use their commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to make any payments or offer or grant any accommodation (financial or otherwise)) to obtain the Consent of, or provide the required notice to, such third parties to or of the assignment to Buyer of any Assumed Contract or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assigned Asset to Buyer. If such Consent is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, for the period from the Closing until such Consent is obtained or notice is made, Buyer and Seller will enter into a mutually acceptable arrangement under which (i) Buyer agrees to assume all of the obligations and Liabilities under, and Seller agrees to provide to Buyer the benefits of, each and every Non-assigned Asset, including by sub-contracting, sub-licensing, or sub-leasing to Buyer, and (ii) Seller agrees to enforce for the benefit of Buyer any and all rights of Seller against a third party thereto, in each case as to provide the benefits and obligations and Liabilities thereunder to the same extent had the Non-assigned Asset been assigned, transferred and conveyed to Buyer at the Closing as an Assumed Contract as contemplated by this Agreement. In connection with any such arrangement, other than for any Buyer’s Warranty Work Cost, Buyer will reimburse Seller for any reasonable and documented out-of-pocket costs and expenses actually incurred by Seller in connection with such arrangement, the administration thereof, or that otherwise would have been incurred by Buyer had such Non-assigned Asset been assigned, transferred or conveyed to Buyer as an Assumed Contract as contemplated by this Agreement (such costs and expenses, the “Alternative Arrangement Costs”). Seller will promptly pay to Buyer when received all monies received, after offsetting applicable Alternative Arrangement Costs owed but not yet paid by Buyer, by Seller or its Affiliates under such Non-assigned Asset or any claim or right or any benefit arising thereunder.

Section 6.5 Notification. From the date hereof until the Closing Date, as promptly as practicable following the discovery thereof, Seller and the Shareholder will disclose to Buyer in writing any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article III and Article IV and of any breach of the covenants in this Agreement made by Seller or the Shareholder. No information or disclosure provided to Buyer pursuant to this Section 6.5 will be deemed to cure any breach of any representation or warranty or covenant or agreement contained in this Agreement or have any effect for purposes of the indemnification obligations of Seller or the Shareholder, the conditions to the Closing set forth in Article VII or Buyer’s ability to terminate the Agreement pursuant to Article VIII.

Section 6.6 Confidentiality.

(a) Effective as of the Closing Date, the Confidentiality Agreement will terminate.

(b) After the Closing Date, Seller and the Shareholder will, and will instruct their agents, representatives and Affiliates to, keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, publish, or make available, except to Buyer and its representatives and Affiliates and to the extent required to perform the Shareholder’s obligations under this Agreement, any Trade Secrets regarding Seller, the Business, the Purchased Assets or the Transaction contemplated herein.

(c) Seller and the Shareholder specifically acknowledge (i) that all the Trade Secrets, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Seller or the Shareholder, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (ii) that reasonable best efforts have been made by the Shareholder and Seller prior to the Closing to maintain the secrecy of such information, (iii) upon Closing, such information is the sole property of Buyer and its Affiliates, (iv) any retention and use of such information by Seller or the Shareholder after Closing not otherwise permitted by this Section 6.6 constitutes a misappropriation of the trade secrets of Buyer and its Affiliates, and (v) after Closing, at the request of at the expense of Buyer, Seller and Shareholder will enforce confidentiality obligations in respect of the Business or the Purchased Assets that are owed to Seller by third parties.

(d) In the event that Seller or the Shareholder will be legally compelled or required by any Government Entity to disclose any Trade Secrets regarding the Business or the Purchased Assets, Seller or the Shareholder, as the case may be, will promptly provide written notice to Buyer to enable Buyer, at its sole cost, to seek a protective Order, in camera process or other appropriate remedy to avoid public or any other disclosure of such Trade Secrets. In the event that such protective Order or other remedy is not obtained, Seller or the Shareholder, as the case may be, will furnish only so much of such Trade Secrets regarding the Business or the Purchased Assets as it is legally compelled to disclose (upon advice of legal counsel) and will exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Trade Secrets. Such Trade Secrets will otherwise remain subject to the provisions of this Section 6.6. Seller and the Shareholder will cooperate with and assist Buyer in seeking any protective Order or other relief requested pursuant to this Section 6.6.

Section 6.7 Access to Books and Records; Preservation of Records.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.1, and subject to the Confidentiality Agreement, Seller will, and will cause its representatives to, afford Buyer and its representatives full and free access during normal business hours to Seller’s assets (including the Purchased Assets but excluding Trade Secrets to the extent such access would result in the loss of trade secret protections under Law), properties, facilities, offices, Contracts, books and records, Permits and other documents and data.

(b) Buyer and Seller will preserve and keep the records held by them relating to the Business for a period of seven years from the Closing Date and will make such records and personnel available to the other as may be reasonably required by such Party in connection with Buyer’s operation of the Business, Tax matters, any insurance claims by or Legal Proceedings against or governmental investigations of Buyer or Seller or any of their Affiliates as required by Law and in order to enable Buyer or Seller to comply with its respective obligations under this Agreement and each Ancillary Agreement. Notwithstanding the foregoing, during such seven year period, either Buyer or Seller (or any of their Affiliates) may dispose of any such books and records which are offered to, but not accepted by, the other Party. If at any time after such seven year period either such Party (or its Affiliate) intends to dispose of any such books and records, such Party will not do so without first offering such books and records to such other Party.

Section 6.8 Exclusive Dealing.

(a) Seller will not, and will not permit any of its representatives to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of Seller (other than Seller’s interest in Holmes Tool) or the Business or any capital stock or other equity ownership interests or equity securities of Seller other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, assets or properties of Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Seller will notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by Seller or its representatives of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information relating to Seller or for access to the properties or books and records of Seller by any Person other than Buyer. Such notice will indicate the identity of the Person making the proposal or offer, or requesting non-public information or access to the properties or books and records of Seller, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller will keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer or request.

(c) Upon the effectiveness of this Agreement, Seller will, and Seller will cause its representatives to, (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction, (ii) following public disclosure of this Agreement by Buyer, promptly notify such Persons to return or destroy (and confirm destruction of) all non-public information regarding Seller that was previously furnished to such Persons to the extent not previously so notified, and (iii) immediately take steps so that no such Persons continue to have access to any data room or other depository containing such information. Seller and the Shareholder will not release any Person from the confidentiality and standstill provisions of any Contract to which Seller is a party.

Section 6.9 Non-Competition.

(a) Until the fifth anniversary of the Closing Date, Seller and the Shareholder will not, and will not permit any of its respective Affiliates to, directly or indirectly, including through another Person:

(i) engage in, or own, manage, control, operate or have any direct or indirect interest or any investment (including a loan, gift, or other financial accommodation) in, or render services in any capacity to, any Person (other than Buyer or any of its Affiliates) that is engaged in, the business of engineering, designing, installing or manufacturing low emission combustion systems or emission control technologies for stationary utility or industrial boilers or other emission sources or any other business which Seller conducts as of the Closing, in the United States, Canada, Mexico, South America or any other state, province, country or region thereof in which Seller conducts business, or intends or plans to conduct business as set forth on Schedule 6.9(a)(i), as of the Closing Date (the “Restricted Business”); or

(ii) do business with, solicit or attempt to obtain business from, or provide products or services to, including for or on behalf of another Person (other than Buyer or any of its Affiliates), any Person that is a customer of the Business as of the Closing to the extent such activities relate to the Restricted Business.

(b) Seller and the Shareholder will cause Holmes Tool to comply with the terms and provisions of that certain Non-Competition Agreement, dated September 6, 2012, among Seller, Holmes Tool, Shareholder, and Tenneco Automotive Operating Company Inc.

(c) Notwithstanding the foregoing and anything in this Agreement to the contrary, Seller and the Shareholder may, without violating Section 6.9(a)(i):

(i) own a passive capital stock investment not in excess of 2% of the outstanding capital stock of a corporation which engages in the Restricted Business, if such capital stock is a security actively traded on an established national securities exchange,

(ii) continue to participate in the business operations of Holmes Tool, so long as Holmes Tool is not a direct competitor of the Business and does not engage in any aspect of the Restricted Business on behalf of itself or on behalf of any other Person; provided, however, that Holmes Tool will have the right to engage in the Restricted Business to the limited extent of producing and selling products to:

(A) Buyer or any of its Affiliates,

(B) any Person, other than Seller, to the extent such products are produced and sold to correspond to the specifications, schematic design or blueprint of such products that are owned by or licensed to such Person (which may not include any Purchased Intellectual Property), or

(C) any Person to the extent such products consist only of Holmes Tool’s so-called “Clean Jet Nozzle.”

Nothing herein will be deemed to grant any rights in or to the Purchased Intellectual Property to any Person, including Seller, Shareholder, Holmes Tool or any of their respective Affiliates, and

(iii) make gifts to any children or step-children of Shareholder.

(d) Seller and the Shareholder, on behalf of themselves and their Affiliates, acknowledge that a remedy at Law for any breach or attempted breach of this Section 6.9 will be inadequate and further agree that any breach of this Section 6.9 will result in irreparable harm to Buyer and its Affiliates, and Buyer will, in addition to any other remedy that may be available to it, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach of this Section 6.9.

(e) Each of Seller and the Shareholder acknowledge that this covenant not to compete is being provided as an inducement to Buyer to enter into this Agreement and that this Section 6.9 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer, its Affiliates and the acquired Business. Whenever possible, each provision of this Section 6.9 will be interpreted in such a manner as to be effective and valid under applicable Law but if any provision of this Section 6.9 will be prohibited by or invalid under applicable Law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 6.9. If any provision of this Section 6.9 will, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment will not affect, impair or invalidate the remainder of this Section 6.9 but will be confined in its operation to the provision of this Section 6.9 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 6.9 should ever be deemed to exceed the scope of activity, time or geographic limitations permitted by applicable Laws, then such provision will be reformed to the maximum scope of activity, time or geographic limitations permitted by applicable Law.

Section 6.10 Non-Solicitation. Each of Seller and the Shareholder agrees that it will not, and will not permit any of its Affiliates to, until the fifth anniversary of the Closing Date, without the prior written consent of Buyer, directly or indirectly, including through another Person, solicit, including for or on behalf of another Person, any individual who is an employee of Buyer or any of its Affiliates who is involved in the acquired Business, as of the Closing Date or at any time thereafter, to leave his or her employment with Buyer or its Affiliates, hire any such individual or in any way interfere with the employment relationship between Buyer or its Affiliates and any of such individual. Notwithstanding the foregoing and anything in this Agreement to the contrary, each of Seller, the Shareholder and their respective Affiliates will not be precluded from soliciting or hiring (a) any individual whose employment with Buyer or its Affiliates has been terminated by Buyer or its Affiliates for at least six months, (b) Edward Bird and Michele Bird, during the six month period after Closing for up to 30 hours per month each and outside of their employment with Buyer or any of its Affiliates, for the purpose of assisting Seller wind up its affairs, including assisting with the potential sale of Seller’s interest in or to the assets of Holmes Tool or providing services to Holmes Tool consistent with such services provided by them to Holmes Tool in the six month period prior to the date of this Agreement, (c) Edward Bird and Michele Bird after whose employment with Buyer or its Affiliates has terminated, or (d) Jeff Broderick, after whose employment with Buyer or its Affiliates has terminated, for employment at Split Rock Farm or Holmes Tool.

Section 6.11 Use of Name. Immediately following the Closing, none of the Shareholder or Seller, or any of their respective Affiliates will have an interest in the names “Combustion Components Associates, Inc.” or “CCA,” nor will they use such names, any derivations thereof, any names that include any of the foregoing, or any names confusingly similar thereto.

Section 6.12 Risk of Loss. Risk of loss for each of the Purchased Assets will be borne by Seller until the Closing, after which such time Buyer will bear the risk of loss for each such Purchased Asset.

Section 6.13 Payments Received. Following the Closing, Seller and Buyer will each hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other Party, including any insurance proceeds, and will account to the other for all such receipts. From and after the Closing, Buyer will have the right and authority to endorse without recourse the name of Seller on any check or any other evidence of indebtedness received by Buyer on account of the Business and the Purchased Assets transferred to Buyer hereunder.

Section 6.14 Warranty Work.

(a) If a claim for Warranty Work is made by a customer of the Business after the Closing Date and Buyer determines in its reasonable discretion, upon consultation with Shareholder, that such Warranty Work is required, Buyer will use commercially reasonable efforts to perform such Warranty Work on behalf of Seller (which may include Shareholder performing such work as an employee of Buyer) to the extent funds are available in the Escrow Fund, other than the amount of any unresolved indemnification claims asserted by Buyer in good faith pursuant to Article IX, for reimbursement of Seller’s portion of Buyer’s Warranty Work Cost of such Warranty Work. Upon completion of the Warranty Work, Buyer will be reimbursed from the Escrow Fund for Seller’s portion of Buyer’s Warranty Work Cost in accordance with Section 6.14(b).

(b) Within 30 days after the Closing Date, Seller will deliver to Buyer a schedule (the “Percentage Complete Schedule”) listing (x) the percentage of completion as of the Closing Date for each outstanding purchase order for any Pre-Closing Products (each an “In-process Purchase Order”) and (y) any completed purchase orders for any Pre-Closing Products that have continuing obligations to perform Warranty Work (each a “Complete Purchase Order”). Seller’s portion of Buyer’s Warranty Work Cost will be (i) for a Pre-Closing Product under an In-process Purchase Order, an amount equal to: (A) Buyer’s Warranty Work Costs multiplied by (B) the percentage of completion of the applicable In-process Purchase Order corresponding to such Pre-Closing Product and (ii) for a Pre-Closing Product under a Complete Purchase Order, an amount equal to the full amount of Buyer’s Warranty Work Costs for such Pre-Closing Product.

Section 6.15 Insurance. On or prior to the Closing Date, Seller shall purchase 24 month “tail” insurance coverage relating to its current policies of employment practices liability insurance and errors and omissions insurance.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to All Parties’ Obligations. The obligations of the Parties to consummate the Transaction are subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a) No Pending Action, Injunction or Legal Impediment. Except for any pending Legal Proceeding directly or indirectly initiated by the Party asserting its right to not consummate the Transaction pursuant to this Section 7.1(a), no Legal Proceeding before any court or other Government Entity of competent jurisdiction shall be pending wherein an unfavorable Order would prevent the performance of this Agreement or the consummation of the Transaction, declare the Transaction unlawful or cause the Transaction to be rescinded. There shall not be outstanding any Order, whether temporary, preliminary or permanent, of any court or other Government Entity of competent jurisdiction enjoining or otherwise preventing the consummation of the Transaction contemplated by this Agreement. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and prevents the performance of this Agreement or the consummation of the Transaction, declares the Transaction unlawful or would cause the Transaction to be rescinded.

Section 7.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transaction is subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived by Buyer:

(a) Accuracy of Representations and Warranties. The representations and warranties of Seller and the Shareholder set forth in Article III and Article IV will be true and correct in all respects (disregarding for such purposes any qualification therein by “material,” “materiality,” “material respects,” “material adverse effect” or other words of similar import or effect), in each case at and as of the date of this Agreement and the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which will be true and correct as of such dates), except where the failure of any such representations and warranties to be true and correct has not had, and would not have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Compliance With Covenants. Seller and the Shareholder shall have performed and complied with all of the covenants required to be performed or complied with by them under this Agreement at or prior to the Closing in all material respects.

(c) Delivery of Closing Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date and duly signed by the Shareholder and a senior officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying that the conditions set forth in Sections 7.2(a), (b), and (f) have been satisfied.

(d) Termination of Affiliate Agreements. All Contracts with Affiliates set forth on Schedule 4.15 shall have been terminated and evidence of such termination, in form and substance satisfactory to Buyer, shall have been delivered to Buyer at or prior to the Closing.

(e) Delivery of Closing and Other Documents. Buyer shall have timely received each of the deliverables set forth in Section 2.9.

(f) Receipt of Tax Clearance or Tax Escrow Letter. Buyer shall have received from the Connecticut Department of Revenue Services a certificate stating that no taxes, interest or penalties are due from Seller or a statement showing the amount that must be paid as a condition to issuing the certificate.

(g) No Material Adverse Changes. Since the date of this Agreement, there shall not have occurred any events, changes, occurrences, facts, variations, developments or circumstances that have resulted in or would reasonably be expected to result in, whether in the near term or over an extended period, individually or in the aggregate, a Seller Material Adverse Effect.

Section 7.3 Conditions to Seller’s Obligations. The obligations of Seller to consummate the Transaction are subject to the satisfaction of the following conditions as of the Closing Date, any of which may be waived by Seller:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article V will be true and correct in all respects (disregarding for such any qualification therein by “material,” “materiality,” “material respects,” “material adverse effect” or other words of similar import or effect), in each case at and as of the date of this Agreement and the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties (other than those representations and warranties that address matters as of particular dates, which will be true and correct as of such dates), except where the failure of any such representations and warranties to be true and correct has not had, and would not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions, or otherwise perform its obligations hereunder.

(b) Compliance with Covenants. Buyer shall have performed and complied with all of the covenants required to be performed or complied with by it under this Agreement at or prior to the Closing in all material respects.

(c) Delivery of Closing Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed by a senior officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d) Delivery of Closing Documents. Buyer shall have delivered the deliverables set forth in Section 2.8 and the Parties shall have received the Consents set forth in Section 2.9(m).

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII, if such failure was caused by such Party’s intentional breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Seller.

(b) Failure to Close by the Outside Date. Subject to Section 8.1(c), Buyer or Seller may terminate this Agreement, at any time prior to the Closing, if the Closing shall not have occurred on or before June 1, 2014 (the “Termination Date”); provided neither Buyer nor Seller may terminate this Agreement pursuant to this Section 8.1(b) if Buyer, in the case of termination by Buyer, or Seller or the Shareholder, in the case of termination by Seller, has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date.

(c) Breach of Seller’s Covenants, Representation or Warranties. Buyer may terminate this Agreement, at any time prior to the Closing, if there has been a violation or breach by Seller or the Shareholder of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured, if capable of being cured, by Seller or the Shareholder within 30 days after receipt of written notice thereof from Buyer to Seller; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to Buyer if Buyer shall have materially violated or breached any of its covenants, representations or warranties contained in this Agreement.

(d) Breach of Buyer’s Covenants, Representation or Warranties. Seller may terminate this Agreement, at any time prior to the Closing, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such violation or breach has not been waived by Seller or cured, if capable of being cured, by Buyer within 30 days after receipt of written notice thereof from Seller; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to Seller if Seller or the Shareholder shall have materially violated or breached any of its covenants, representations or warranties contained in this Agreement.

Section 8.2 Notice of Termination. Buyer or Seller may exercise its right to terminate this Agreement by giving written notice to the other Party, specifying the basis for such termination under Section 8.1.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.3 and Article X which will survive the termination of this Agreement in accordance with their terms), and there will be no Liability on the part of any of the Parties or any of their respective Affiliates to one another, except for fraud or breach of this Agreement, in each case occurring prior to the termination of this Agreement (including the failure of a Party to consummate the Transaction contemplated by this Agreement following the satisfaction of all the conditions to such Party’s obligations under Article VII).

ARTICLE IX

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 9.1 Survival.

(a) All of the representations, warranties, covenants and agreements of the Parties set forth in this Agreement will survive the Closing and will terminate on the second anniversary of the Closing Date; except, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1 4.2, 4.3, 4.21, 5.1, 5.2, 5.3 and 5.6 will survive the Closing and will terminate on the fifth anniversary of the Closing Date; and (ii) the representations and warranties set forth in Sections 4.8, 4.10, and 4.12 will survive the Closing until 30 days following the expiration of the statute of limitation applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice specifying in reasonable detail the inaccuracy or breach thereof giving rise to such right of indemnification has been given in good faith to the Party against whom such indemnification may be sought prior to such time.

(b) Notwithstanding the foregoing any covenant or agreement of any Party that is to be performed after the Closing will survive the Closing indefinitely or for the shorter period explicitly specified therein.

(c) The indemnification obligations set forth in this Article IX will survive indefinitely. This Section 9.1(c) is not intended to extend the survival period of the representations and warranties set forth in Section 9.1(a).

Section 9.2 Indemnification by Buyer. Subject to the conditions and limitations set forth in this Article IX, from and after the Closing, Buyer will indemnify, defend and hold harmless Seller, the Shareholder, their Affiliates, and their respective directors, officers, managers, shareholders, members, partners, employees, representatives and agents, and their respective heirs, successors and assigns of the foregoing, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses arising out of or resulting from:

(a) any failure to be true and correct as of the date of this Agreement, and as of the Closing (as if made anew at and as of the Closing), of any representation or warranty made by Buyer contained in this Agreement (or the certificate delivered pursuant to Section 7.3(c));

(b) any nonfulfillment or breach of any covenant or agreement made by Buyer contained in this Agreement;

(c) any Purchased Assets; and

(d) any failure to fully and timely discharge or perform any of the Assumed Liabilities.

Section 9.3 Indemnification by Seller and the Shareholder. Subject to the conditions and limitations set forth in this Article IX, from and after the Closing, Seller and the Shareholder, jointly and severally, will indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees, representatives and agents, and the respective successors and assigns of the foregoing (the “Buyer Indemnified Parties”) from, against and in respect of any Losses arising out of or resulting from:

(a) any failure to be true and correct as of the date of this Agreement, and as of the Closing (as if made anew at and as of the Closing), of any representation or warranty made by Seller or the Shareholder contained in this Agreement (or the certificate delivered pursuant to Section 7.2(c));

(b) any nonfulfillment or breach of any covenant or agreement made by Seller or the Shareholder contained in this Agreement;

(c) any failure to fully and timely discharge or perform any of the Retained Liabilities; and

(d) any Excluded Assets.

Section 9.4 Third Party Claim Indemnification Procedures.

(a) In the event that any Legal Proceeding is instituted or that any claim or demand is asserted by any third party for which Buyer (in respect of claims made pursuant Section 9.2) or Seller and the Shareholder (in respect of claims made pursuant to Section 9.3) (an “Indemnifying Party”) may have liability to a Person pursuant to this Article IX (an “Indemnified Party”) (such Legal Proceeding, claim or demand, a “Third Party Claim”), such Indemnified Party will promptly, but in no event more than 30 days following such Indemnified Party’s receipt of a Third Party Claim, promptly notify the Indemnifying Party in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice will affect the rights of an Indemnified Party hereunder only if and to the extent such failure has an actual prejudicial effect on the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party will have 20 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a Legal Proceeding) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim, which may include a reservation of rights on behalf of the Indemnifying Party.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party will have the right to defend the Indemnified Party by appropriate proceedings and will have the sole power to direct and control such defense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party’s participation in any such defense will be at its own expense unless (i) representation of the Indemnified Party’s interests by the Indemnifying Party’s counsel would involve an actual conflict of interest or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 9.4(c), in which either case the Indemnifying Party will pay the expenses of the Indemnified Party’s counsel to the extent of its indemnification obligations hereunder. The Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent will not be unreasonably conditioned, delayed, or withheld), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) the imposition of a consent Order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party. The Indemnified Party will cooperate in the defense of any Third Party Claim, including by providing access to such personnel, support and relevant business records and other documents, as may be reasonably requested by the Indemnifying Party in connection with such defense.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to use its reasonable best efforts to defend diligently such Third Party Claim within ten Business Days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party will have the right but not the obligation to assume its own defense, in which case the Indemnified Party will have sole power to direct and control such defense (it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim will not be adversely affected by assuming the defense of such Third Party Claim). In such case, the Indemnified Party will not settle, compromise or offer to settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably conditioned, delayed, or withheld.

(d) The Indemnified Party and the Indemnifying Party will use their reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 9.5 Notice of Direct Claims. Any claim for indemnification of Losses under this Article IX that is not a Third Party Claim (a “Direct Claim”) by an Indemnified Party will be asserted by giving prompt written notice thereof to Seller (in the case of indemnification sought by a Buyer Indemnified Party) or Buyer (in the case of indemnification sought by a Seller Indemnified Party); provided, however, that any delay in providing, or the failure to provide such notification, will not affect the right of the Indemnified Party to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 9.1 or to the extent that the Indemnifying Party is actually prejudiced by the delay or failure. Such notice will describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and will indicate the estimated amount of Losses, if reasonably determinable, that has been sustained by the Indemnified Party. The Indemnifying Party will have 20 Business Days after the Direct Claim is asserted to respond in writing to such Direct Claim. If such response by the Indemnifying Party is not received within such 20 Business Day period, the Indemnifying Party will be deemed to have accepted such claim, in which event the Direct Claim will be deemed due and payable to the Indemnified Party. If a response of the Indemnifying Party disputing the Direct Claim is received by the Indemnified Party within such 20 Business Day period the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article IX.

Section 9.6 Certain Limitations on Indemnification.

(a) Seller and the Shareholder will have no liability for indemnification pursuant to Section 9.3(a) with respect to Losses for which indemnification is provided thereunder unless and until the aggregate amount of such Losses exceeds $150,000 (the “Basket”), in which case Seller and the Shareholder will be liable for all such Losses, including all Losses initially applied against the Basket; provided that in no event will the aggregate indemnification to be paid by Seller and the Shareholder pursuant to Section 9.3(a) exceed $2,500,000. Subject to Section 9.10, Seller and the Shareholder will not have any obligation to pay to Buyer an aggregate amount in excess of $5,000,000 in respect of Losses indemnifiable pursuant to Section 9.3(c) resulting from (i) any alleged or actual infringement or violation of the Intellectual Property of any Person prior to Closing or (ii) any written product warranty with respect to any Pre-Closing Product.

(b) The limitations set forth in Section 9.6(a) will not apply to any claim arising out of or resulting from fraud or intentional misrepresentation or to claims of indemnification by Buyer Indemnified Parties in connection with any inaccuracy in or breach of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3, 4.8, and 4.21. For the avoidance of doubt, other than as specified in the last sentence of Section 9.6(a), the limitations set forth in Section 9.6(a) will not apply to any claim pursuant to Section 9.3(b), 9.3(c) or 9.3(d).

(c) Each Party will take all commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, including using its reasonable best efforts to recover any insurance proceeds in connection therewith. The failure to so mitigate or recover such insurance proceeds will not affect any Indemnified Party’s ability to make, and will not give rise to a right of set-off or otherwise constitute a defense against, a claim for indemnification pursuant to this Agreement; provided further that the foregoing will not relieve an Indemnified Party of its obligations under the immediately preceding sentence. Payments by the Indemnifying Party in respect of any Losses will be calculated net of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party from any insurer or other third party in respect of such Loss, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims, any Taxes paid or payable as a result of receipt of such proceeds or payment, and any related increases in insurance premiums or other chargebacks. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party will reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses.

(d) In determining (i) whether any representation or warranty made by Seller, the Shareholder or Buyer in this Agreement (or any certification delivered pursuant to this Agreement) was true and correct as of any particular date and (ii) the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any qualification or limitation as to materiality contained in such representation or warranty will be disregarded.

(e) Seller and the Shareholder will have no liability for indemnification pursuant to Section 9.3(a) for the failure of the representations and warranties set forth in the first sentence of each of Sections 4.13(c) and 4.13(d) to be true and correct with respect to any Losses arising out of the conduct of the Business or the use of the Purchased Assets by the Buyer and its Affiliates after the Closing.

Section 9.7 Damages. An Indemnified Party will be permitted to recover damages that are probable and reasonably foreseeable, subject to the limitations set forth in Section 9.6. The burden of proof of any such damages will be on the party that asserts the claim for such damages. In no event will any Party be liable to any Party or other Person for any special, indirect, lost opportunity, exemplary or punitive damages of any kind, regardless of whether such Party will be advised, will have other reason to know, or in fact will know of the possibility of the foregoing; unless such damages are owed to a third party as part of a judgment in connection with a claim of such third party against an Indemnified Party.

Section 9.8 Payments.

(a) Subject to Section 9.12(a), Seller and the Shareholder (if the Indemnified Party is a Buyer Indemnified Party) or Buyer (if the Indemnified Party is a Seller Indemnified Party) will pay or cause to be paid to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “Final Determination” will exist when (i) the parties to the dispute have reached an agreement in writing, (ii) the Indemnifying Party does not respond within the 20 Business Day period stipulated in Section 9.5, (iii) a court of competent jurisdiction shall have entered a final and non-appealable Order, or (iv) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

Section 9.9 Effect of Waiver of Condition. No Indemnified Party’s right to indemnity pursuant to this Article IX will be adversely affected by any waiver of a condition to Closing unless the terms of such waiver expressly waive such Indemnified Party’s right to indemnity with respect to the matter that is the subject of the waiver.

Section 9.10 Remedies. Following the Closing, this Article IX will be the exclusive remedy for any Losses arising out of any breach of the representations, warranties, covenants or agreements of the Parties other than in respect of fraud or intentional misrepresentation. Notwithstanding the foregoing, the Parties are entitled to injunctive relief or other specific enforcement of the provisions of this Agreement pursuant to Section 10.11. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, regardless of the limitations set forth in Section 9.6(a), (a) a Buyer Indemnified Party or a Seller Indemnified Party may assert as a defense to a Third Party Claim that, in the case of a claim against a Buyer Indemnified Party, Buyer did not assume or acquire the Retained Liabilities or Excluded Assets from Seller or that, in the case of a claim against a Seller Indemnified Party, Seller did not retain the Purchased Assets or the Assumed Liabilities, and (b) in either such case in the foregoing clause (a), the Indemnified Party may bring the Seller or Buyer, as the case may be, into any Legal Proceeding in respect of such Third Party Claim as a third party defendant and recover Losses as a result of such Third Party Claim or Legal Proceeding. The procedures set forth in this Article IX will not apply in respect of a Third Party Claim described in clause (a) of the foregoing sentence if the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, is dismissed or removed as a party from the Third Party Claim; provided that such procedures will be restored and will apply if the Buyer Indemnified Party or Seller Indemnified Party, respectively, becomes a party to the Third Party Claim.

Section 9.11 Tax Treatment of Indemnity Payments. Seller, the Shareholder and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by applicable Law.

Section 9.12 Release of Escrow Fund.

(a) Seller’s portion of Buyer’s costs of Warranty Work, as determined in accordance with Section 6.14, will be paid from the Escrow Fund. In addition, promptly upon a Final Determination of any claim for indemnification made by a Buyer Indemnified Party pursuant to Section 9.3, such payment will be paid (i) first, from the Escrow Fund and (ii) second, subject to the limitations set forth in Section 9.6, in the case of any payment with respect to which the then-remaining Escrow Fund is insufficient to satisfy such payment obligation, by Seller or Shareholder.

(b) Within five Business Days following the first anniversary of the Closing Date (the “Initial Escrow Release Date”), Buyer and Seller will execute and deliver to the Escrow Agent a certificate jointly instructing the Escrow Agent to distribute in accordance with the Escrow Agreement to the account or accounts designated by Seller an aggregate amount equal to (i) $1,000,000 minus (ii) the total amounts previously paid out of the Escrow Fund minus (iii) the amount of any unresolved indemnification claims asserted by Buyer in good faith pursuant to this Article IX, as such amount is reasonably estimated in good faith by Buyer.

(c) Within five Business Days following the second anniversary of the Closing Date (the “Escrow Release Date”), Buyer and Seller will execute and deliver to the Escrow Agent a certificate jointly instructing the Escrow Agent to distribute in accordance with the Escrow Agreement to the account or accounts designated by Seller an aggregate amount equal to (i) the amount then remaining in the Escrow Fund minus (ii) the amount of any unresolved indemnification claims asserted by Buyer in good faith pursuant to this Article IX, as such amount is reasonably estimated in good faith by Buyer. Any amounts that thereafter remain in the Escrow Fund will continue to be held in the Escrow Fund in accordance with the terms of the Escrow Agreement until the resolution and payment of the indemnification claims asserted by Buyer pursuant to this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, demands and other communications hereunder will be deemed to have been duly given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile, email or other electronic transmission (receipt confirmed), at the applicable address or facsimile number set forth below:

To Seller and the Shareholder prior to Closing:

Combustion Components Associates, Inc.

884 Main Street

Monroe, CT 06468

Facsimile: (203) 261-7697

E-mail: Broderick@cca-inc.net

Attention: President

To Seller and the Shareholder after Closing:

ROC, Inc.

94 Silver Spring Road

Wilton, CT 06897

Facsimile: N/A E-mail: rgbroderick@snet.net

Attention: R. Gifford Broderick

With a copy to, whether prior to or after Closing (which will not constitute notice to Seller or the Shareholder):

Reid & Riege P.C.

One Financial Plaza, 21st Floor

Hartford, CT 06103

Facsimile: (860) 240-1002

E-mail: kferrigno@reidandriege.com

Attention: Kevin G. Ferrigno

To Buyer:

Peerless Mfg. Co.

14651 North Dallas Parkway, Suite 500

Dallas, TX 75254

Facsimile: (214) 351-4172

E-mail: pburlage@peerlessmfg.com

Attn: Peter Burlage, Chairman and Chief Executive Officer

With a copy to (which will not constitute notice to Buyer):

Jones Day

2727 N. Harwood Street

Dallas, Texas 75201

Facsimile: (214) 969-5100

E-mail: jeobannon@jonesday.com

Attn: James E. O’Bannon

Any Party may change the address or the persons to whom notices or copies hereunder will be directed by providing written notice to the other Parties of such change in accordance with this Section 10.1.

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 10.3 No Assignment or Benefit to Third Parties. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, and any such purported assignment in violation of this Agreement will be null and void; provided, however, that Buyer may, without such consent, assign any of its rights pursuant to this Agreement (in whole or in part) to any Affiliate of Buyer or, following the Closing, any subsequent purchaser of all or substantially all of the assets and properties of Buyer (whether via merger or otherwise). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Shareholder, Seller, Buyer, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 10.4 Entire Agreement. This Agreement and the Ancillary Agreements (including all Schedules and Exhibits hereto and thereto) contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.5 Public Disclosure. No public announcement or other publicity regarding the existence of this Agreement or its contents or the Transaction contemplated hereby will be made by Buyer, the Shareholder, Seller or any of their respective Affiliates, officers, directors, managers, employees, representatives or agents, unless specifically approved in advance by Buyer and Seller, in any case, as to the form, content, timing and manner of distribution or publication; provided, that nothing in this Agreement will prevent Buyer or its Affiliates from making any filing or disclosures required by Law (including applicable securities Laws) or the rules of any stock exchange or from publicly issuing a press release, in each case, with respect to this Agreement or its contents or the Transaction contemplated hereby (the contents of which will be determined by Buyer and its Affiliates in their sole discretion if Buyer has used all reasonable efforts to consult with Seller and obtain Seller’s consent, which will not be unreasonably conditioned, withheld or delayed, but has been unable to do so in a timely manner).

Section 10.6 Expenses.

(a) Except as otherwise expressly provided in this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction will be borne by the Party incurring such costs and expenses.

(b) In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

Section 10.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement, will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of New York, without regard to the conflicts of law principles thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the Borough of Manhattan in New York City, and of any court in which appeals from judgments of such courts may be heard (the “Designated Courts”) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transaction (including the pursuit of injunctive (whether temporary, preliminary or permanent) monetary or other, relief), and hereby waives, and agrees not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement of this Agreement or of any such document, that the Party is not subject to personal jurisdiction in that court or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such Legal Proceeding will be heard and determined in one of the Designated Courts. Each Party hereby consents to and grants any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute. Each Party agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Law will be valid and sufficient service thereof.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(b).

Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement.

Section 10.9 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and will not be deemed to limit or affect any of the provisions hereof.

Section 10.10 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.11 Specific Performance. Each of the Parties acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other Parties irreparable injury for which adequate remedy at Law is not available. Accordingly, it is agreed that each of the Parties will be entitled to specific performance, injunction, restraining Order or other equitable relief, without the posting of any bond, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

Section 10.12 Investigation. Buyer acknowledges that it and its representatives have undertaken an independent investigation and verification of the business, assets, operations, financial condition and prospects of Seller and the Business. In connection with such investigation, Buyer and its representatives have received from or on behalf of Seller certain estimates, forecasts, plans and financial projections (“Forward-Looking Statements”), and Buyer acknowledges that (a) there are uncertainties inherent in making Forward-Looking Statements and (b) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). Neither Seller nor any other Person will have or be subject to any Liability to Buyer, or any other Person resulting from the distribution to Buyer, or its use of, Forward-Looking Statements, except in cases of fraud or willful misconduct.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

SELLER:

COMBUSTION COMPONENTS ASSOCIATES, INC.

By:	/s/ Edward H. Bird
Name: Edward H. Bird
Title: Vice President and Secretary

SHAREHOLDER:

/s/ R. Gifford Broderick
R. Gifford Broderick

BUYER:

PEERLESS MFG. CO.

By:	/s/ Peter Burlage
Name: Peter Burlage
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]